Exhibit 10.1

[Execution]

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

LERNER NEW YORK, INC.,
LERNCO, INC. and
JASMINE COMPANY, INC.,
as Borrowers,

NEW YORK & COMPANY, INC.,
NEVADA RECEIVABLE FACTORING, INC.,
LERNER NEW YORK HOLDING, INC.,
LERNER NEW YORK GC, LLC and
ASSOCIATED LERNER SHOPS OF AMERICA, INC.,
as Guarantors

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent,

WACHOVIA CAPITAL MARKETS, LLC,
as Sole Lead Arranger and Sole Bookrunner,

LASALLE RETAIL FINANCE, A DIVISION OF LASALLE BUSINESS CREDIT, LLC, AS
AGENT FOR LASALLE BANK MIDWEST, NATIONAL ASSOCIATION,
as Documentation Agent

and

THE PERSONS NAMED HEREIN,
as Lenders

Dated: August 22, 2007

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	2

SECTION 2.	CREDIT FACILITIES	41

2.1	Revolving Loans	41
2.2	Letter of Credit Accommodations	42
2.3	Existing Term Loan	46
2.4	Commitments	49
2.5	Bank Products	49

SECTION 3.	INTEREST AND FEES	50

3.1	Interest	50
3.2	Fees	51
3.3	Changes in Laws and Increased Costs of Loans	52

SECTION 4.	CONDITIONS PRECEDENT	53

4.1	Conditions Precedent to Effectiveness of Agreement	53
4.2	Conditions Precedent to All Loans and Letter of Credit Accommodations	54

SECTION 5.	GRANT AND PERFECTION OF SECURITY INTEREST	55

5.1	Grant of Security Interest	55
5.2	Perfection of Security Interests	57

SECTION 6.	COLLECTION AND ADMINISTRATION	61

6.1	Borrowers’ Loan Accounts	61
6.2	Statements	61
6.3	Collection of Accounts	62
6.4	Payments	63
6.5	Authorization to Make Loans	66
6.6	Use of Proceeds	67
6.7	Pro Rata Treatment	67
6.8	Sharing of Payments, Etc.	67
6.9	Settlement Procedures	68
6.10	Obligations Several; Independent Nature of Lenders’ Rights	70

SECTION 7.	COLLATERAL REPORTING AND COVENANTS	71

7.1	Collateral Reporting	71
7.2	Accounts Covenants	72
7.3	Inventory Covenants	73
7.4	Equipment Covenants	74

i

7.5	Bills of Lading and Other Documents of Title	75
7.6	Power of Attorney	75
7.7	Right to Cure	76
7.8	Access to Premises	77

SECTION 8.	REPRESENTATIONS AND WARRANTIES	77

8.1	Corporate Existence, Power and Authority	77
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	78
8.3	Financial Statements; No Material Adverse Change	78
8.4	Priority of Liens; Title to Properties	78
8.5	Tax Returns	79
8.6	Litigation	79
8.7	Compliance with Other Agreements and Applicable Laws	79
8.8	Environmental Compliance	80
8.9	Employee Benefits	80
8.10	Bank Accounts, etc.	81
8.11	Intellectual Property	81
8.12	Subsidiaries; Affiliates; Capitalization; Solvency	82
8.13	Labor Disputes	83
8.14	Restrictions on Subsidiaries	83
8.15	Material Contracts	83
8.16	Credit Card Agreements	83
8.17	Payable Practices	84
8.18	Accuracy and Completeness of Information	84
8.19	No Defaults	84
8.20	Transition Services	84
8.21	Survival of Warranties; Cumulative	84

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS	85

9.1	Maintenance of Existence	85
9.2	New Collateral Locations	85
9.3	Compliance with Laws, Regulations, Etc.	85
9.4	Payment of Taxes and Claims	87
9.5	Insurance	87
9.6	Financial Statements and Other Information	87
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	89
9.8	Encumbrances	92
9.9	Indebtedness	93
9.10	Prepayments and Amendments; Loans, Investments, Etc.	96
9.11	Dividends and Redemptions	98
9.12	Transactions with Affiliates	99
9.13	Compliance with ERISA	99
9.14	End of Fiscal Years; Fiscal Quarters	100
9.15	Change in Business	100
9.16	Limitation of Restrictions Affecting Subsidiaries	100
9.17	Minimum Excess Availability	100

9.18	Financial Covenants	101
9.19	License Agreements	101
9.20	After Acquired Real Property	102
9.21	Costs and Expenses	103
9.22	Credit Card Agreements	103
9.23	Further Assurances	104
9.24	Private Label Credit Cards	104
9.25	Termination of Transition Services Agreement	104
9.26	Cash Collateral Account	105
9.27	Foreign Assets Control Regulations, Etc.	105

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES	106

10.1	Events of Default	106
10.2	Remedies	108

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	112

11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	112
11.2	Waiver of Notices	114
11.3	Amendments and Waivers	114
11.4	Waiver of Counterclaims	116
11.5	Indemnification	116

SECTION 12.	THE AGENT	117

12.1	Appointment, Powers and Immunities	117
12.2	Reliance by Agent	118
12.3	Events of Default	118
12.4	Wachovia in its Individual Capacity	118
12.5	Indemnification	119
12.6	Non Reliance on Agent and Other Lenders	119
12.7	Failure to Act	119
12.8	Additional Revolving Loans	120
12.9	Concerning the Collateral and the Related Financing Agreements	120
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	120
12.11	Collateral Matters	121
12.12	Agency for Perfection	123
12.13	Successor Agent	123

SECTION 13.	JOINT AND SEVERAL LIABILITY; SURETYSHIP WAIVERS	123

13.1	Independent Obligations; Subrogation	123
13.2	Authority to Modify Obligations and Security	124
13.3	Waiver of Defenses	124
13.4	Exercise of Agent’s and Lenders’ Rights	124
13.5	Additional Waivers	125
13.6	Additional Indebtedness	125

13.7	Notices, Demands, Etc.	126
13.8	Revival	126
13.9	Understanding of Waivers	126

SECTION 14.	TERM; MISCELLANEOUS	126

14.1	Term	126
14.2	Interpretative Provisions	127
14.3	Notices	129
14.4	Partial Invalidity	129
14.5	Confidentiality	130
14.6	Successors	131
14.7	Assignments; Participations	131
14.8	Entire Agreement	134
14.9	USA Patriot Act	134
14.10	Counterparts, Etc.	134

SECTION 15.	ACKNOWLEDGMENT AND RESTATEMENT	134

15.1	Existing Obligations	134
15.2	Acknowledgment of Security Interests	135
15.3	Acknowledgment of Security Interests	135
15.4	Existing Financing Agreements	135
15.5	Restatement	135
15.6	Release	135

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Second Amended and Restated Loan and Security Agreement (this “Agreement”), dated as of August 22, 2007, is entered into by and among Lerner New York, Inc., a Delaware corporation (“Lerner”), Lernco, Inc., a Delaware corporation (“Lernco”), and Jasmine Company, Inc., a Massachusetts corporation (“Jasmine” and together with Lerner and Lernco, collectively, “Borrowers” and individually each a “Borrower”), New York & Company, Inc., a Delaware corporation, formerly known as NY & Co. Group, Inc. (“NY&Co”), Lerner New York Holding, Inc., a Delaware corporation (“Parent”), Nevada Receivable Factoring, Inc., a Nevada corporation (“Nevada Factoring”), Associated Lerner Shops of America, Inc., a New York corporation (“Associated Lerner”), and Lerner New York GC, LLC, an Ohio limited liability company (“Lerner GC” and together with NY&Co, Parent, Nevada Factoring and Associated Lerner, collectively, “Guarantors” and each a “Guarantor”), the Lenders (as defined herein), Wachovia Bank, National Association, a national banking association, in its capacity as agent for the Lenders and the Bank Product Providers (in such capacity, “Agent”), LaSalle Retail Finance, a division of LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest, National Association, in its capacity as documentation agent for Lenders (in such capacity, “Documentation Agent”), and Wachovia Capital Markets, LLC, as sole lead arranger and sole bookrunner.

W I T N E S S E T H:

WHEREAS, Lerner, Lernco, the persons party thereto as lenders (the “Existing Lenders”), and Agent have previously entered into that certain Amended and Restated Loan and Security Agreement, dated as of March 16, 2004, as amended by the First Amendment to Amended and Restated Loan and Security Agreement, dated May 19, 2004, the Second Amendment to Amended and Restated Loan and Security Agreement, dated as of December 17, 2004, the Third Amendment to Amended and Restated Loan and Security Agreement, dated as of July 19, 2005, and the Fourth Amendment to Amended and Restated Loan and Security Agreement, dated as of January 4, 2006 (as amended, the “Existing Loan Agreement” as hereinafter further defined), pursuant to which, among other things, the Existing Lenders have provided certain loans and other financial accommodations to Lerner and Lernco;

WHEREAS, Borrowers are wholly-owned Subsidiaries of Parent, and together they are inter-related entities which collectively constitute an integrated clothing retailer;

WHEREAS, the directors of each Borrower view the entities as sufficiently dependent upon each other and so inter-related that any advance made hereunder to any Borrower would benefit each of the Borrowers as a result of their consolidated operations and identity of interests;

WHEREAS, each Borrower has requested that Agent and the Lenders treat them as co-borrowers hereunder, jointly and severally responsible for the obligations of each other hereunder;

WHEREAS, Borrowers have also requested that certain amendments be made to the Existing Loan Agreement, all as more fully set forth herein;

WHEREAS, each Lender is willing (severally and not jointly) to continue to make loans and other financial accommodations to Borrowers, in each case on a pro rata basis according to its commitments provided for herein on the terms and conditions set forth therein, and Agent is willing to continue to act as agent for the Lenders on the terms and conditions set forth herein; and

WHEREAS, the parties hereto have agreed to amend and restate, in their entirety, the agreements contained in the Existing Loan Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto amend and restate the Existing Loan Agreement and agree as follows:

1.                                       DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1           “Accounts” shall mean all present and future rights of each Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with any such card.

1.2           “ACH Transactions” shall mean any cash management or related services, including the automatic clearing house transfer of funds by Agent or any of its Affiliates for the account of a Borrower or a Guarantor pursuant to agreement, or overdrafts.

1.3           “Additional Appraisal/Field Exam Period” shall mean the period commencing after either (a) upon the occurrence of a Default or an Event of Default or (b) either (i) at any time the Obligations related to the Existing Term Loan are outstanding, Compliance Excess Availability shall be less than $30,000,000 for a period of five (5) consecutive Business Days or (ii) at any time after the Obligations related to the Existing Term Loan shall have been repaid in full in immediately available funds in accordance with the terms of this Agreement, Compliance Excess Availability shall be less than $20,000,000 for a period of five (5) consecutive Business Days (either (a) or (b) being referred to herein as an “Additional Appraisal/Field Exam Trigger Event”); provided, that, at any time after an Additional Appraisal/Field Exam Trigger Event has occurred, if (i) no Default or Event of Default shall exist or have occurred and be continuing, and (ii) either (A) during the time any of the Obligations related to the Existing Term Loan are outstanding, Compliance Excess Availability shall be not less than $30,000,000 for a period of thirty (30) consecutive days or (B) if all of the Obligations related to the Existing Term Loan have been paid in full in accordance with the terms of this Agreement, Compliance Excess Availability shall be not less than $20,000,000 for a period of not less than thirty (30) consecutive days, then such Additional Appraisal/Field Exam Period shall terminate upon the written acknowledgment of Agent to Borrowers. An Additional Appraisal/Field Exam Period

may thereafter be in effect if another Additional Appraisal/Field Exam Trigger Event occurs or reoccurs.

1.4           “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of the Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.5           “Affiliate” shall mean, with respect to a specific Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

1.6           “Agent” shall mean Wachovia Bank, National Association, a national banking association, successor by merger to Congress Financial Corporation, in its capacity as agent on behalf of Lenders pursuant to the terms hereof, and any replacement or successor agent hereunder.

1.7           “Agent Payment Account” shall mean account no. 5000000030279 of Agent at Wachovia Bank, National Association, located in Charlotte, North Carolina, ABA no. 053000219, or such other account of Agent as Agent may from time to time designate to Borrowers as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.8           “Applicable Margin” shall mean

(a)           Subject to clause (b) below, at any time, as to the Revolving Loan Interest Rate for Prime Rate Loans, the Revolving Loan Interest Rate for Eurodollar Rate Loans and  the Letter of Credit Fee for standby letters of credit, the applicable percentages (on a per annum basis) set forth below, in each case based on (i) Borrowers’ EBITDA during the twelve (12) month period ending on the last day of the immediately preceding fiscal quarter, and (ii) Borrowers’ Average Excess Availability for the immediately preceding fiscal quarter, is at or within the amounts indicated for such percentage as of the last day of such fiscal quarter as follows:

Tier	EBITDA/ Average Excess Availability	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin	Applicable Standby Letter of Credit Margin

1	EBITDA greater than or equal to $100,000,000 and Average Excess Availability greater than or equal to $25,000,000	0%	1.00%	1.00%

2	EBITDA less than $100,000,000 or Average Excess Availability less than $25,000,000	0%	1.25%	1.25%

(b)           Notwithstanding anything to the contrary set forth above in clause (a) above, (i) the Applicable Margin shall be calculated and established once each fiscal quarter and shall remain in effect until adjusted thereafter after the end of such fiscal quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a fiscal quarter based on the Average Excess Availability for the immediately preceding fiscal quarter, (iii) the Applicable Margin from the date hereof through the end of the first full fiscal quarter after the date hereof shall be the applicable percentages set forth in Tier 1 set forth above, and (iv) in the event that at any time after the end of a fiscal quarter, either (A) the Average Excess Availability for such fiscal quarter used in the calculation of the Applicable Margin was greater than the actual amount of the Average Excess Availability for such fiscal quarter or (B) the EBITDA for such fiscal quarter used in the calculation of the Applicable Margin was greater than the actual amount of EBITDA for such fiscal quarter, the Applicable Margin shall be adjusted for such prior fiscal quarter and any additional interest as a result of such recalculation shall promptly paid to Agent.

1.9           “Approved Fund” shall mean with respect to any Lender that is a fund or similar investment vehicle that makes or invests in commercial loans, any fund or similar investment vehicle that invests in commercial loans which is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

1.10         “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A-1 or Exhibit A-2 attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 14.7 hereof.

1.11         “Associated Lerner” shall mean Associated Lerner Shops of America, Inc., a New York corporation.

1.12         “Authorized Officer” shall mean Richard Crystal, Ronald Ristau, Sheamus Toal or such other person as the Board of Directors of each Borrower or both Richard Crystal and Ronald Ristau may designate by written notice to Agent.

1.13         “Availability Compliance Period” shall mean the period commencing after either (a) upon the occurrence of a Default or an Event of Default or (b) if Compliance Excess Availability shall at any time be less than $15,000,000; provided, that, if at any time the Compliance Excess Availability is less than $15,000,000 and all of the following conditions are, and continue to be, satisfied, a Compliance Triggering Event shall not be deemed to have occurred: (a) the outstanding balance of the Revolving Loans is $10,000,000 or less, (b) the Borrowers have $50,000,000 or more in Qualified Cash, as determined by Agent, and (c) the Compliance Excess Availability is equal to at least $10,000,000. (either (a) or (b) being referred to herein as an “Availability Compliance Trigger Event”); provided, that, at any time after an Availability Compliance Trigger Event has occurred, if (i) Borrowers have thereafter either (A) maintained a daily average Compliance Excess Availability of not less than $15,000,000 for a period of not less than thirty (30) consecutive days or (B) satisfied all of the following conditions: (1) the outstanding balance of the Revolving Loans is $10,000,000 or less, (B) the Borrowers have $50,000,000 or more in Qualified Cash, as determined by Agent, and (C) the Compliance Excess Availability is equal to at least $10,000,000 and (ii) no Default or Event of Default shall exist or have occurred and be continuing, then such Availability Compliance Period shall terminate upon the written acknowledgment of Agent to Borrowers. An Availability Compliance Period may thereafter be in effect if another Availability Compliance Trigger Event occurs or reoccurs.

1.14         “Average Excess Availability” shall mean the average daily amount, as determined by Agent for the immediately preceding fiscal quarter, of Excess Availability.

1.15         “Average Compliance Excess Availability” shall mean the average daily amount, as determined by Agent for the immediately preceding fiscal quarter, of Compliance Excess Availability.

1.16         “Bank Products” shall mean any one or more of the following types of services or facilities extended to a Borrower or a Guarantor by a Bank Product Provider: (a) credit cards, (b) ACH Transactions, (c) Hedging Transactions, and (d) foreign exchange contracts.

1.17         “Bank Product Providers” shall mean Agent and any of its Affiliates that may, from time to time, provide any Bank Products to any Borrower or Guarantor or any of their respective Subsidiaries.

1.18         “Bank Product Reserve” shall mean any and all reserves that Agent may establish from time to time, in its sole discretion, for the Bank Products then provided and outstanding so long as such reserve was established by Agent at the time the Bank Product related thereto was provided by a Bank Product Provider.

1.19         “Blocked Accounts” shall have the meaning set forth in Section 6.3(a) hereof.

1.20         “Borrowing Base” shall mean, at any time, the amount equal to:

(a)           the lesser of:

(i)            the amount equal to:

(A)          the lesser of (a) the sum of (x) ninety percent (90%) of the Net Amount of Eligible Sell-Off Vendors Receivables of Borrowers, plus (y) ninety percent (90%) of the Net Amount of Eligible Damaged Goods Vendors Receivables of Borrowers, and (b) $4,000,000, plus

(B)           ninety percent (90%) of the Net Amount of the Eligible Credit Card Receivables of Borrowers, plus

(C)           the lesser of:

(a)           the Inventory Loan Limit or

(b)           the lesser of:

(y)           the sum of:

(i)             ninety percent (90%) multiplied by the sum of (A) the Value of the Eligible Landed Inventory of Lerner and Lernco minus (B) the amount of shrinkage and/or material variances in Inventory counts with respect to Eligible Landed Inventory of Lerner and Lernco as determined by Agent, plus

(ii)            seventy-five percent (75%) multiplied by the sum of (A) the Value of the Eligible Landed Inventory of Jasmine minus (B) the amount of shrinkage and/or material variances in Inventory counts with respect to Eligible Landed Inventory of Jasmine as determined by Agent, plus

(iii)           the lesser of (aa) the sum of (I) ninety (90%) multiplied by the Landed Value of Eligible In-Transit Inventory of Lerner and Lernco, plus (II) seventy-five percent (75%) multiplied by the Landed Value of Eligible In-Transit Inventory of Jasmine, plus (III) ninety percent (90%) multiplied by the Landed Value of Eligible In-Transit LC Inventory of Lerner and Lernco, plus (IV) seventy-five percent (75%) multiplied by the Landed Value of Eligible In-Transit LC Inventory of Jasmine, or (bb) $30,000,000, or

(z)            ninety percent (90%) (or ninety two and one-half percent (92.5%) during the Seasonal Advance Period) of the Net Recovery Percentage applicable to such categories of Inventory of Lerner and Lernco multiplied by the Value of such Eligible Inventory of Lerner and Lernco, plus ninety percent (90%) of the Net Recovery Percentage applicable to such categories of Inventory of Jasmine multiplied by the Value of such Eligible Inventory, in each case as reflected on the most recent appraisal of the Inventory received and accepted by Agent prior to the date of calculation, plus

(D)          one hundred percent (100%) of Eligible Cash Collateral; or

(ii)           the Revolving Loan Limit, minus,

(b)           the Reserves and the Bank Product Reserves.

Notwithstanding the foregoing, (a) as to Jasmine, in no event will the amount of Revolving Loans available exceed $7,500,000; provided, that, if Jasmine delivers an opinion of Massachusetts counsel, in form and substance acceptable to Agent, with respect with respect to such matters as Agent may reasonably require, such $7,500,000 sublimit shall no longer be effective, and (b) each of the percentages specified in clauses (a)(i)(A) through (C) of this definition shall be five percent (5%) less than the amounts set forth in such clauses until such time as the Existing Term Loan and all Obligations related thereto are indefeasibly paid and satisfied in full in immediately available funds.

For purposes of this definition, the advance rates set forth in subparagraph (a)(i)(C)(2) above will be subject to be decreased, upon Agent providing not less than ten (10) Business Days prior telephonic or electronic notice only to Borrowers, based on the results satisfactory to Agent of appraisals of the Inventory conducted in accordance with Section 7.3 hereof and to be conducted on a “going out of business sale” basis, net of liquidation expenses, at the expense of Borrowers, conducted by appraisers acceptable to Agent. For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit. The amounts of Eligible Inventory shall be determined based on the lesser of the amount of Inventory set forth in the general ledgers of Borrowers or the perpetual inventory records maintained by Borrowers. Agent shall have the right to establish Reserves against or sublimits in the Borrowing Base in such amounts and with respect to such matters as Agent in its sole discretion shall deem necessary or appropriate, at all times and after Agent has completed its updated field audits, examinations and appraisals of the Collateral; provided, however, that, so long as an Availability Compliance Period does not exist, Agent shall only give to Borrowers ten (10) Business Days’ telephonic or electronic notice if (a) Agent establishes Reserves relating to new categories of Reserves, (b) Agent changes the methodology of calculating Reserves, or (c) Agent establishes sublimits in the Borrowing Base. The foregoing notwithstanding, in the event Agent is required to establish Reserves to preserve or protect or maximize the value of the Collateral, Agent shall only provide Borrowers with notice at the time such Reserve is established.

1.21         “Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) Lerner, (b) Lernco, and (e) Jasmine; each sometimes being referred to herein individually as “Borrower”.

1.22         “Borrowing Base Certificate” shall have the meaning given in Section 7.1(a)(i)(c) hereof.

1.23         “BSMB” shall mean BSMB/NYCG, LLC, a Delaware limited liability company.

1.24         “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.25         “Capital Expenditures” shall mean, with respect to any Person and its Subsidiaries, all expenditures made and liabilities incurred for the acquisition of equipment, software, fixed assets, real property or improvements, or replacements or substitutions therefor, which are not, in accordance with GAAP, treated as expense items for such Person and its Subsidiaries in the year made or incurred or as a prepaid expense applicable to a future year or years.

1.26         “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.27         “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.28         “Cash Collateral Account” shall mean a deposit account: (a) maintained by a Borrower as a collateral account with either Wachovia or LaSalle National Bank, and otherwise mutually satisfactory to Lerner, Agent and Lenders; (b) that is a money market account which does not contain stocks, bonds, other investment property or interests in such investment property; (c) used by such Borrower to deposit cash collateral for the purpose of supporting advances described in clause (a)(i)(E) of the definition of Borrowing Base; (d) which contains readily available funds sufficient to support any and all advances that may be requested by Borrowers pursuant to clause (a)(i)(E) of the definition of Borrowing Base, as determined by Agent; and (e) which is subject to the Cash Collateral Account Control Agreement. For purposes of clarification, there is no dollar limit on the amount of cash, Cash Equivalents or investment property that may be deposited in or credited to a Cash Collateral Account at any time.

1.29         “Cash Collateral Account Control Agreement” means a Deposit Account Control Agreement, which, among other things, (a) prohibits the Borrowers from withdrawing or transferring any amounts or investment property from such account except upon the conditions set forth in Section 9.26(f) hereof, (b) provides that the bank at which such account is maintained will provide to Agent a daily report as to the balance of such account, and (c) and is otherwise satisfactory to Agent in form and substance.

1.30         “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above; and (g) other investments as agreed by Agent in writing.

1.31         “Central Collection Deposit Account” shall mean any deposit account established by Borrowers that is used by Borrowers to receive deposits from local retail store deposit accounts or from sales of Inventory or other proceeds of Collateral arising from transactions other than sales at local retail stores.

1.32         “Change of Control” shall mean, as of any date of determination, the occurrence of any of the following: (a) any Person and/or one or more of its Affiliates, other than BSMB and/or one or more of its Affiliates, or group (within the meaning of the Securities Exchange Act of 1934, as amended) of Persons shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of twenty percent (20%) or more of the issued and outstanding Voting Stock of NY&Co, unless either (i) BSMB and/or one or more of its Affiliates, collectively, own more of the Voting Stock of NY&Co than such Person and/or its Affiliates or (ii) BSMB and/or one or more of its Affiliates has the right to elect, or cause to be elected, and has elected, or caused to be elected, a majority of the members of the Board of Directors of NY&Co, (b) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of NY&Co (together with any new directors whose election by the board of directors of NY&Co or whose nomination for election by the shareholders of NY&Co was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) except as permitted under the terms of Section 9.7 hereof, NY&Co shall cease to own (directly or indirectly) one hundred percent (100%) of the Capital Stock of each Borrower and each other Guarantor; or (d) any Borrower or Guarantor other than NY&Co does not own 100% of the Capital Stock of any of its Subsidiaries.

1.33         “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.34         “Collateral” shall have the meaning set forth in Section 5 hereof.

1.35         “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, among other things, acknowledges the first priority security interest of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, in such Collateral, agrees to waive or subordinate any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Agent’s rights and remedies and otherwise deal with such Collateral and in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Agent, the Lenders and the Bank Product Providers and agrees to follow all instructions of Agent with respect thereto.

1.36         “Compliance Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of:  (i) the Borrowing Base (calculated, for this purpose, without giving effect to the Total LC Reserve Amount) and (ii) the Revolving Loan Limit, minus (b) the sum of:  (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose the then outstanding Letter of Credit Accommodations or the outstanding balance of the Existing Term Loan), which, for purposes of clarification, may be a credit balance arising from the overpayment of the Obligations, plus (ii) the Total LC Reserve Amount.

1.37         “Covered Taxes” shall have the meaning set forth in Section 6.4(d) hereof.

1.38         “Credit Card Acknowledgments” shall mean, collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of Agent acknowledging Agent’s first priority security interest, for and on behalf of Lenders, in the monies due and to become due to any Borrower or Guarantor (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, sometimes being referred to herein individually as a “Credit Card Acknowledgment”.

1.39         “Credit Card Agreements” shall mean all agreements now or hereafter entered into by any Borrower or Guarantor with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 8.16 hereto.

1.40         “Credit Card Issuer” shall mean any person (other than a Borrower or Guarantor) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc.

1.41         “Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s or Guarantor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

1.42         “Credit Card Receivables” shall mean all domestic Accounts consisting of the present and future rights of any Borrower or Guarantor, but excluding the Private Label Credit Card Receivables, to payment by any Credit Card Processor or Credit Card Issuer and all information contained on or for use with a credit, charge or debit card issued by a Credit Card Issuer.

1.43         “Credit Facility” shall mean the Revolving Loan Facility and the Existing Term Loan.

1.44         “Default” shall mean an act, condition or event that with notice or passage of time or both would constitute an Event of Default.

1.45         “Defaulting Lender” shall have the meaning set forth in Section 6.9(c) hereof.

1.46         “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, a Borrower or Guarantor with a deposit account at any bank, and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and such other terms and conditions as Agent may require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Agent Payment Account all funds received or deposited into the Blocked Accounts.

1.47         “Documentation Agent” shall mean LaSalle Retail Finance, a division of LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest, National Association.

1.48         “Domestic In-Transit Inventory” shall mean Inventory owned by a Borrower that is located in the continental United States of America which is in transit to one of the locations set forth on Exhibit E (as such schedule may be updated from time to time by Borrowers to exclude locations which have been closed and/or include additional locations of Inventory which Borrowers are permitted to establish under the terms of this Agreement) being the premises of such Borrower in the United States of America which are either owned and controlled by such Borrower or leased by such Borrower.

1.49         “EBITDA” shall mean, for any period, without duplication, the total of the following for the Borrowers and Guarantors on a consolidated basis, each calculated for such period:  Net Income plus (i) preferred dividends, plus (ii) income tax expense, plus (iii) Interest Expense (including all charges owed with respect to letters of credit), plus (iv) depreciation expense, plus (v) amortization expense, plus (vi) management fees and expenses, as permitted hereunder, paid or accrued, plus (vii) non-cash losses from any sale or disposition of assets, and minus (viii) non-cash gains from any sale or disposition of assets, plus (ix) any other non-cash charges, non-cash expenses (including non-cash straight line rent), non-cash losses or non-cash restructuring charges, minus (x) the amortization of construction or landlord tenant allowances of the Borrowers or any Subsidiary of a Borrower for such period, all of the foregoing determined in accordance with GAAP, adjusted as provided in Schedule 1.49(a) hereto; provided, however, for purposes of determining EBITDA for any fiscal month ending prior to the expiration of the twelve (12) months after the date hereof, EBITDA for each fiscal month ending prior to the date hereof shall be the amount set forth in Schedule 1.49(b) hereto. For purposes of calculating EBITDA for any Measurement Period, (A) acquisitions that have been made by such Person and its Subsidiaries, including through mergers or consolidated and including any related financing transactions, during the Measurement Period shall be deemed to have occurred on the first day of the Measurement Period; provided, however, that only the actual historical results of operations of the Persons so acquired, without adjustment for pro forma expense savings or revenue increases, shall be used for such calculation; and (B) the EBITDA of such Person and its Subsidiaries attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the end of such Measurement Period, shall be excluded.

1.50         “Eligible Cash Collateral” shall mean the cash or Cash Equivalents, in each case denominated in United States Dollars, of a Borrower which are: (a) pledged by such Borrower to Agent pursuant to the Cash Collateral Control Agreement, in form and substance reasonably satisfactory to Agent and duly authorized, executed and delivered by such bank or financial intermediary and such Borrower; (b) free and clear of any lien, security interest, claim or other encumbrance or restriction, except for (i) liens in favor of Agent and (ii) liens of the financial intermediary holding such cash or Cash Equivalents that are expressly permitted by the Cash Collateral Control Agreement; (c)  subject to the first priority, valid and perfected security interest and pledge in favor of Agent, except (as to priority) for liens in favor of the financial intermediary holding such cash or Cash Equivalents to the extent such liens are expressly permitted to have priority by the Cash Collateral Control Agreement; and (d) available to such Borrower without condition or restriction except those arising pursuant to the pledge in favor of Agent; provided, that, no cash or Cash Equivalents shall constitute Eligible Cash Collateral prior to the date (if any) on which Agent shall have consented to the request by Borrowers to include Eligible Cash Collateral in the Borrowing Base.

1.51         “Eligible Credit Card Receivables” shall mean the gross amount of all Credit Card Receivables that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, which conform to all applicable warranties contained herein less, without duplication, the sum of all Credit Card Receivables: (a) for which Agent has not received a Credit Card Acknowledgment within sixty (60) days after the date hereof if the Credit Card Agreement exists on the date hereof (or if the Credit Card Agreement is entered into after the date hereof, no later than sixty (60) days after the date of such Credit Card Agreement or such later date as is acceptable to Agent), and (b) which are unpaid more than ten (10) days after the date submitted to the appropriate Credit Card Processor for payment.

1.52         “Eligible Damaged Goods Vendors Receivables” shall mean Accounts, other than Credit Card Receivables or Eligible Sell-Off Vendors Receivables, created by any Borrower which are and continue to be acceptable to Agent based on the criteria set forth below. In general, Accounts shall be Eligible Damaged Goods Vendors Receivables if:

(a)           such Accounts arise from the actual and bona fide sale and delivery of damaged Inventory by such Borrower to a third-party off-price wholesaler satisfactory to Agent, in the ordinary course of such Borrower’s business, which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)           such Accounts are not unpaid more than ninety (90) days after the date of the original invoice for them;

(c)           such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d)           such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e)           the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada;

(f)            such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g)           the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed to be owed by such account debtor may be deemed Eligible Damaged Goods Vendors Receivables);

(h)           there are no facts, events or occurrences which would impair the validity,

enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i)            such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those of Agent or those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent;

(j)            neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor;

(k)           the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(l)            there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which are likely to result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m)          such Accounts are not evidenced by or arising under any instrument or chattel paper;

(n)           such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the original invoice date for them which constitute more than thirty-five percent (35%) of the total Accounts of such account debtor;

(o)           the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order for such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; and

(p)           such Accounts do not constitute amounts which have been invoiced by such Borrower but with respect to which goods so invoiced have not been delivered to the account debtor.

The criteria for Eligible Damaged Goods Vendors Receivables set forth above may only be changed and any new criteria for Eligible Damaged Goods Vendors Receivables may only be established by Agent in good faith based on either:  (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrowers prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts which are not Eligible Damaged Goods Vendors Receivables shall nevertheless be part of the Collateral.

1.53         “Eligible Inventory” shall mean Eligible Landed Inventory, Eligible In-Transit Inventory and Eligible In-Transit LC Inventory.

1.54         “Eligible In-Transit Inventory” shall mean Domestic In-Transit Inventory and Foreign In-Transit Inventory owned by a Borrower that otherwise satisfies the criteria for Eligible Landed Inventory; provided, that:

(a)           as to any such Domestic In-Transit Inventory or Foreign In-Transit Inventory:

(i)            title to such Inventory has passed to such Borrower;

(ii)           such Inventory is not then subject to a Letter of Credit Accommodation;

(iii)          such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its discretion and Agent shall have received a copy of the certificate of evidence of property insurance in the case of Domestic In-Transit Inventory and the certificate of evidence of marine cargo insurance in the case of Foreign In-Transit Inventory, in each case, in which Agent has been named as an additional insured and lender’s loss payee in a manner acceptable to Agent;

(iv)          the applicable Borrower has provided a certificate to Agent that certifies that, to the best knowledge of such Borrower, such Inventory meets all of such Borrower’s representations and warranties contained herein concerning Eligible Inventory, that it knows of no reason why such Inventory would not be accepted by such Borrower when it arrives and that the shipment as evidenced by the documents conforms to the related order documents; and

(v)           Agent has a first priority perfected security interest in and lien upon such Inventory and all documents of title with respect thereto;

(b)           in addition to and not in limitation of the criteria set forth in clause (a) of this definition, as to any such Domestic In-Transit Inventory,

(i)            such Inventory shall not have been in transit for more than fourteen (14) days, without the prior written consent of Agent;  and

(ii)           such Inventory, and if requested by Agent, any documents of title related thereto, is in the possession of a Person who has executed, in form and substance acceptable to Agent, a Collateral Access Agreement in favor of Agent;

(c)           in addition to and not in limitation of the criteria set forth in clause (a) of this definition, as to any such Foreign In-Transit Inventory,

(i)            such Inventory either (A) is the subject of a negotiable bill of lading (1) in which Agent is named as the consignee (either directly or by means of endorsements), (2) that was issued by the carrier respecting such Inventory that is subject to such bill of lading, and (3) that is in the possession of Agent or the Freight Forwarder handling the importing, shipping and delivery of such Inventory, in all cases, acting on Agent’s behalf subject to a Collateral Access Agreement, duly authorized, executed and delivered by such Freight Forwarder, or (B) is the subject of a negotiable forwarder’s cargo receipt and such cargo receipt on its face indicates the name of the freight forwarder as a carrier or multimodal transport operator and has been signed or otherwise authenticated by it in such capacity or as a named agent for or on behalf of the carrier or multilmodal

(ii)           transport operator, in any case respecting such Inventory and either (1) names Agent as the consignee (either directly or by means of endorsements), or (2) is in the possession of Agent or the Freight Forwarder handling the importing, shipping and delivery of such Inventory, in all cases, acting on Agent’s behalf subject to a Collateral Access Agreement, duly authorized, executed and delivered by such Freight Forwarder; such Inventory currently is in the possession or control of a bailee signatory to a Collateral Access Agreement and is in transit (whether by vessel, air, or land); and

(iii)          such Inventory shall not have been in transit for more than seventy-five (75) days, without the prior written consent of Agent.

1.55         Eligible In-Transit LC Inventory” shall mean Inventory owned by a Borrower that otherwise satisfies the criteria for Eligible Landed Inventory but is not located in the continental United States of America and which is in transit to one of the locations set forth on Exhibit E hereto (as such schedule may be updated from time to time by Borrowers to exclude locations which have been closed and/or include additional locations of Inventory which Borrowers are permitted to establish under the terms of this Agreement) being either the premises of a Freight Forwarder in the United States of America or the premises of such Borrower in the United States of America which are either owned and controlled by such Borrower or leased by such Borrower (but only if Agent has received a Collateral Access Agreement duly authorized, executed and delivered by such Freight Forwarder or the owner and lessor of such leased premises, as the case may be); provided, that:

(a)           such Inventory is the subject of an outstanding documentary Letter of Credit Accommodation issued hereunder for the purchase of such Inventory;

(b)           the documentary Letter of Credit Accommodation issued hereunder for the purchase of such Inventory has not been outstanding more than seventy-five (75) days from its date of issuance;

(c)           title to such Inventory has passed to such Borrower,

(d)           Agent has a first priority perfected security interest in and lien upon such Inventory and all documents of title with respect thereto;

(e)           such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its discretion and Agent shall have received a copy of the certificate of evidence of marine cargo insurance in connection therewith in which it has been named as an additional insured and lender’s loss payee in a manner acceptable to Agent;

(f)            such Inventory either (i) is the subject of a negotiable bill of lading (A) in which Agent is named as the consignee (either directly or by means of endorsements), (B) that was issued by the carrier respecting such Inventory that is subject to such bill of lading, and (C) that is in the possession of Agent or the Freight Forwarder handling the importing, shipping and delivery of such Inventory, in all cases, acting on Agent’s behalf subject to a Collateral Access Agreement, duly authorized, executed and delivered by such Freight Forwarder, or (ii) is the subject of a negotiable forwarder’s cargo receipt and such cargo receipt on its face indicates the name of the freight forwarder as a carrier or multimodal transport operator and has been signed or otherwise authenticated by it in such capacity or as a named agent for or on behalf of the carrier or multilmodal transport operator, in any case respecting such Inventory and either (A) names Agent as the consignee (either directly or by means of endorsements), or (B) is in the possession of Agent or the Freight Forwarder handling the importing, shipping and delivery of such Inventory, in all cases, acting on Agent’s behalf subject to a Collateral Access Agreement, duly authorized, executed and delivered by such Freight Forwarder; such Inventory currently is in the possession or control of a bailee signatory to a Collateral Access Agreement and is in transit (whether by vessel, air, or land); and

(g)           the applicable Borrower has provided a certificate to Agent that certifies that, to the best knowledge of such Borrower, such Inventory meets all of such Borrower’s representations and warranties contained herein concerning Eligible Inventory, that it knows of no reason why such Inventory would not be accepted by such Borrower when it arrives and that the shipment as evidenced by the documents conforms to the related order documents.

1.56         “Eligible Landed Inventory” shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrowers located in one of the locations of Borrowers set forth on Exhibit E hereto (as such schedule may be updated from time to time by Borrowers to exclude locations which have been closed and/or include additional locations of Inventory which Borrowers are permitted to establish under the terms of this Agreement) which are acceptable to Agent based on the criteria set forth below. In general, Eligible Landed Inventory shall not include:

(a)           work-in-process;

(b)           raw materials;

(c)           spare parts for equipment;

(d)           packaging and shipping materials;

(e)           supplies used or consumed in Borrowers’ business;

(f)            Inventory at premises other than those owned or leased and controlled by a Borrower unless Agent has either (i) received a Collateral Access Agreement in form and substance satisfactory to Agent with respect to such location or (ii) established a Reserve in an amount in accordance with the terms hereof with respect to such location;

(g)           Inventory subject to a perfected security interest or lien in favor of any person other than Agent except those permitted in this Agreement including those that are subordinate to the security interest of Agent pursuant to an intercreditor agreement in form and substance satisfactory to Agent between Agent and the holder of such other security interest or lien;

(h)           bill and hold goods;

(i)            obsolete, out-of-season or slow moving Inventory;

(j)            damaged and/or defective Inventory;

(k)           Inventory returned by customers and not held for resale;

(l)            Inventory consisting of samples or displays;

(m)          Inventory held for return to vendors; and

(n)           Inventory purchased or sold on consignment.

General criteria for Eligible Landed Inventory may only be made more restricted and any new criteria for Eligible Landed Inventory may only be established by Agent in good faith, based on either:  (i) an event, condition or other circumstance arising after the date hereof, or (ii) existing on the date hereof to the extent Agent has no written notice thereof from Borrowers prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory which is not Eligible Landed Inventory shall nevertheless be part of the Collateral.

1.57         “Eligible Sell-Off Vendors Receivables” shall mean Accounts, other than Credit Card Receivables or Eligible Damaged Goods Vendor Receivables, created by any Borrower which are and continue to be acceptable to Agent based on the criteria set forth below. In general, Accounts shall be Eligible Sell-Off Vendors Receivables if:

(a)           such Accounts arise from the actual and bona fide sale and delivery of out-of-season or slow moving Inventory by such Borrower to a third-party off-price wholesaler, including Ben Elias and Value City (or any other Person engaged in substantially the same business as Ben Elias or Value City and permitted by Agent), in the ordinary course of such Borrower’s business, which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)           such Accounts are not unpaid more than ninety (90) days after the date of the original invoice for them;

(c)           such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d)           such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e)           the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada;

(f)            such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g)           the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed to be owed by such account debtor may be deemed Eligible Sell-Off Vendors Receivables),

(h)           there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i)            such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent;

(j)            neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor;

(k)           the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(l)            there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which are likely to result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m)          such Accounts are not evidenced by or arising under any instrument or chattel paper;

(n)           such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the original invoice date for them which constitute more than thirty-five (35%) of the total Accounts of such account debtor;

(o)           the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order for such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; and

(p)           such Accounts do not constitute amounts which have been invoiced by such Borrower but with respect to which goods so invoiced have not been delivered to the account debtor.

The criteria for Eligible Sell-Off Vendors Receivables set forth above may only be changed and any new criteria for Eligible Sell-Off Vendors Receivables may only be established by Agent in good faith based on either:  (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrowers prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts which are not Eligible Sell-Off Vendors Receivables shall nevertheless be part of the Collateral.

1.58         “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty percent (50%) owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case (unless otherwise provided herein with regard to the Existing Term Loan) is approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent, provided, that, (i) no Borrower, Guarantor, Affiliate of any Borrower or Guarantor, BSMB or any Affiliate of BSMB shall qualify as an Eligible Transferee, (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree and (iii) no Person that is organized under the laws of a jurisdiction other than the United States or any state thereof shall qualify as an Eligible Transferee.

1.59         “Environmental Laws” shall mean all foreign, Federal, State and local laws

(including common law), rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to occupational health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.60         “Equipment” shall mean all of each Borrower’s and each Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.61         “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, together with all rules, regulations and interpretations thereunder or related thereto.

1.62         “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower or any Guarantor under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.63         “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, except for any such event with respect to which notice has been waived pursuant to applicable regulations; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the occurrence of a non-exempt “prohibited transaction” with respect to which any Borrower or Guarantor, or any of their respective Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code); (f) a complete or partial withdrawal by any Borrower, any Guarantor or any ERISA

Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; and (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, any Guarantor or any ERISA Affiliate in an amount that could reasonably be expected to have a Material Adverse Effect.

1.64         “Eurodollar Rate” shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) at which the Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrowers and approved by Agent) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrowers in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by or on behalf of Borrowers.

1.65         “Eurodollar Rate Loans” shall mean the Loans or portions thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.66         “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.67         “Excess Availability” shall mean, the amount, as determined by Agent, calculated at any date, equal to: (a) the Borrowing Base (calculated, for this purpose, without giving effect to the Total LC Reserve Amount), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (but not including for this purpose the then outstanding Letter of Credit Accommodations or the outstanding balance of the Existing Term Loan), which, for purposes of clarification, may be a credit balance arising from the overpayment of the Obligations, plus (ii) the Total LC Reserve Amount, plus (iii) the aggregate amount of all outstanding and unpaid trade payables and other obligations of any Borrower which, as reported on the most recent Borrowing Base Certificate for the most recent month end, are outstanding more than forty-five (45) days past due as of such time (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), plus (iv) without duplication, the amount of checks issued by any Borrower to pay trade payables and other obligations which, as reported on the most recent Borrowing Base Certificate for the most recent month end, are more than forty-five (45) days past due as of such time (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), but not yet sent.

1.68         “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.69         “Existing Financing Agreements” shall mean, collectively, the Existing Loan Agreement, the Existing Guarantor Security Agreements, and all other documents, certificates, instruments, notes, guarantees, mortgages and agreements executed and delivered by Borrowers and Guarantors in connection therewith, whether or not specifically mentioned herein or therein as heretofore, amended and as in effect immediately prior to the date hereof.

1.70         “Existing Guarantor Security Agreements” shall mean, collectively, the Amended and Restated Guaranty and Security Agreement, dated March 16, 2004, by NY&Co in favor of Agent, the Amended and Restated Guaranty and Security Agreement, dated March 16, 2004, by Parent in favor of Agent, the Amended and Restated Guaranty and Security Agreement, dated March 16, 2004, by Nevada Factoring in favor of Agent, the Amended and Restated Guaranty and Security Agreement, dated March 16, 2004, by Associated Lerner in favor of Agent, Associated Lerner, and the Amended and Restated Guaranty and Security Agreement, dated March 16, 2004, by Lerner GC in favor of Agent as heretofore amended and as in effect immediately prior to the date hereof.

1.71         “Existing Loan Agreement” shall have the meaning set forth in the recitals hereof as heretofore amended and as in effect immediately prior to the date hereof.

1.72         “Existing Term Loan” shall have the meaning set forth in Section 2.3 hereof.

1.73         “Existing Term Loan Commitment” shall mean that portion of the Existing Term Loan made by and owing to Existing Term Loan Lender, as the same may be adjusted from time to time in accordance with the terms hereof.

1.74         “Existing Term Loan Interest Rate” shall mean, for any month during which any Obligations related to the Existing Term Loan are outstanding, a per annum rate equal to two and one-half (2.50%) percent per annum in excess of the Adjusted Eurodollar Rate (when calculated using the Eurodollar Rate existing as of the last day of the month ended immediately prior to such month and an Interest Period of one month); provided, that, (a) at Agent’s option or, upon the written direction of Existing Term Loan Lender, the Existing Term Loan Interest Rate shall be increased by two (2.0) percentage points either (i) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations arising under the Existing Term Loan are indefeasibly paid and satisfied in full in immediately available funds, or (ii) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing and (b) notwithstanding anything to the contrary contained herein, if any of the conditions described in Sections 3.3(b)(i), 3.3(b)(ii) or 3.3(b)(iii) hereof exist with respect to Eurodollar Rate Loans, or if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof, in each case, occurring after the date hereof shall make it unlawful for Existing Term Loan Lender to maintain loans based on the Adjusted Eurodollar Rate, then Existing Term Loan Lender may, at its option, after notice to Agent and Borrowers, convert the interest rate on the Existing Term Loan on the last day of the then-current Interest Period to the Prime Rate (or at the option of Existing Term Loan Lender, after notice to Agent, for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent, to two (2%) percent per annum in excess of the Prime Rate).

1.75         “Existing Term Loan Lender” shall mean Wachovia.

1.76         “Existing Term Loan Maturity Date” shall mean March 17, 2012.

1.77         “Fee Letter” shall mean that certain confidential letter agreement, captioned “Fee Letter,” dated as of the date hereof, among Borrowers and Agent.

1.78         “Financing Agreements” shall mean, collectively, this Agreement, any and all notes, the Fee Letter, the Guarantee, the Stock Pledge Agreements, the Collateral Access Agreements, the Credit Card Acknowledgments, the Deposit Account Control Agreements (together with all other agreements necessary for Agent to take (conditionally or otherwise) dominion of all cash receipts and payments on credit card receivables of each Borrower and Guarantor), the Investment Property Control Agreements, any other security agreements, the Intellectual Property Security Agreements, the Intercompany Subordination Agreement, and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or any Obligor in connection with this Agreement.

1.79         “Fiscal Year-End” shall mean the dates denoted as Fiscal Year-End dates on Exhibit F hereto.

1.80         “First Quarter-End” shall mean the dates denoted as First Quarter-End dates on Exhibit F hereto.

1.81         “Fixed Charge Coverage Ratio” shall mean, as to any Person and their Subsidiaries, calculated on a consolidated basis, for any applicable measurement period, measured as of the end of such, the ratio of: (a) the amount equal to sum of (i) EBITDA plus (ii) Qualified Cash to (b) Fixed Charges.

1.82         “Fixed Charges” shall mean, with respect to any Person and its Subsidiaries for any period, the sum of, without duplication, (a) all cash Interest Expense paid during such period (net of interest income of such Person during such Period and excluding, to the extent taken into account in the calculation of Interest Expense, upfront fees, costs and expenses in respect of this Agreement, the New Term Loan Documents and the transactions contemplated hereby and thereby), plus (b) all regularly scheduled mandatory principal payments with respect to Indebtedness for borrowed money (excluding payments in respect of Revolving Loans) paid or payable for such period, and Indebtedness with respect to Capital Leases paid during such period in cash (excluding the interest component with respect to Indebtedness under Capital Lease), plus (c) all income taxes paid during such period in cash (net of refunds or tax credits to such Person in respect to income taxes, and excluding income tax on extraordinary or non-recurring gains or gains from asset sales outside of the ordinary course of business), plus (d) all Capital Expenditures paid in cash during such period net of applicable construction or landlord tenant allowances during such period (other Capital Expenditures of such Person, made with the proceeds of Indebtedness permitted for such purpose hereunder), all of the foregoing as determined in accordance with GAAP.

1.83         “Fourth Quarter-End” shall mean the dates denoted as Fourth Quarter-End dates on Exhibit F hereto.

1.84         “Foreign In-Transit Inventory” shall mean Inventory owned by a Borrower that is not located in the continental United States of America and which is in transit to one of the  locations set forth on Exhibit E hereto (as such schedule may be updated from time to time by Borrowers to exclude locations which have been closed and/or include additional locations of Inventory which Borrowers are permitted to establish under the terms of this Agreement) being either the premises of a Freight Forwarder in the United States of America or the premises of such Borrower in the United States of America which are either owned and controlled by such Borrower or leased by such Borrower.

1.85         “Foreign Subsidiary” shall mean any Subsidiary of any Borrower or Guarantor that is a corporation (or is treated as a corporation under the Code) and is not organized under the laws of the United States or a state thereof.

1.86         “Freight Forwarders” shall mean the persons listed on Schedule 1.86 hereto or such other person or persons as may be selected by Borrower after the date hereof and after written notice by Borrower to Agent who are reasonably acceptable to Agent to handle the receipt of Inventory within the United States of America and/or to clear Inventory through the Bureau of Customs and Border Protection (formerly the Customs Service) or other domestic or foreign export control authorities or otherwise perform port of entry services to process Inventory imported by Borrower from outside the United States of America (such persons sometimes being referred to herein individually as a “Freight Forwarder”), provided, that, as to each such person, (a) Agent shall have received a Collateral Access Agreement by such person in favor of Agent (in form and substance satisfactory to Agent) duly authorized, executed and delivered by such person, (b) such agreement shall be in full force and effect and (c) such person shall be in compliance in all material respects with the terms thereof.

1.87         “Funding Bank” shall have the meaning set forth in Section 3.3(a) hereof.

1.88         “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.18 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

1.89         “Gift Certificate and Store Credit Reserve” shall mean, as of any date of determination, a Reserve equal to the amount of fifty-one percent (51%) of all (i) accrued and outstanding gift certificates which any Borrower is obligated to honor and (ii) the aggregate amount of outstanding store credit to be honored by any Borrower.

1.90         “Goods in Progress LC” shall mean a documentary Letter of Credit Accommodation (a) initially requested for the purpose of ordering and ultimately purchasing Inventory which, upon its completion and deposit with a shipper who has executed a Collateral Access Agreement, in form and substance satisfactory to Agent, is reasonably anticipated to be deemed Eligible In-Transit Inventory or Eligible In-Transit LC Inventory, (b) which has not been issued and outstanding for more than seventy-five (75) days and (c) which does not relate to Inventory which has in fact become finished goods which have been deposited for shipment to a Borrower with a Freight Forwarder who has executed a Collateral Access Agreement, in form and substance satisfactory to Agent; provided, that, after such goods become finished goods and have been so deposited with such a Freight Forwarder, then such Letter of Credit Accommodation shall no longer be deemed a Goods in Progress LC.

1.91         “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

1.92         “Guarantee” shall mean the Amended and Restated Guarantee executed and delivered by each Borrower and Guarantor in favor of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, in form and substance satisfactory to Agent, as the same may be amended, modified or supplemented from time to time, and any other guaranty from time to time executed by any Guarantor in favor of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.93         “Guarantors” shall mean collectively, the following (together with their respective successors and assigns): (a) NY&Co, (b) Parent, (c) Nevada Factoring, (d) Associated Lerner, and (e) Lerner GC; each sometimes being referred to herein individually as ‘Guarantor’.

1.94         “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants, sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become classified as hazardous or toxic under any Environmental Law.

1.95         “Hedging Transactions” shall mean (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transaction, currency options or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, or (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms or conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, including but not limited to, any such obligations or liabilities under any such agreement.

1.96         “In Store Payment” shall have the meaning set forth in the Private Label Credit Card Agreement.

1.97         “Indebtedness” shall mean, with respect to any Person and without duplication, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition of another Person; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; and (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments.

1.98         “Indemnitee” shall have the meaning set forth in Section 11.5 hereof.

1.99         “Information Certificates” shall mean the Information Certificates, dated the date hereof, of Borrowers and Guarantors collectively constituting Exhibit D hereto, containing material information with respect to such Person and such Person’s businesses and assets provided by or on behalf of such Person to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.100       “Insolvency Event” shall mean, the commencement of any of the following with respect to any Borrower or Guarantor: (i) any case or proceeding with respect to such person under the Bankruptcy Code, or any other Federal, State or other bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of all or substantially all of the obligations and indebtedness of such person or (ii) any proceeding seeking the appointment of any receiver, trustee, administrator, liquidator, custodian or other insolvency official with similar powers with respect to such person or all or substantially all of its assets or (iii) any proceeding for liquidation, dissolution or other winding up of the business of such person or (iv) any general assignment for the benefit of creditors or any general marshaling of all or substantially all of the assets of such person.

1.101       “Intellectual Property” shall mean any Borrower’s or any Guarantor’s now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.102       “Intellectual Property Security Agreements” shall mean, collectively, the Lerner Trademark Agreement, the Lernco Trademark Agreement and any other security agreement concerning any Intellectual Property of any Borrower or Guarantor at any time delivered to Agent in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.103       “Intercompany Subordination Agreement” shall mean the Second Amended and Restated Intercompany Subordination Agreement, in form and substance satisfactory to Agent, dated of even date herewith, by and among Borrowers, certain of their Affiliates and Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

 1.104      “Interest Expense” shall mean, for any period, total interest expense in accordance with GAAP of Borrowers and Guarantors on a consolidated basis with respect to all outstanding Indebtedness.

1.105       “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as Borrowers may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrowers may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.106       “Inventory” shall mean all of each Borrower’s and each Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business; or (e) are goods in transit to such Borrower or Guarantor.

1.107       “Inventory Loan Limit” shall mean $90,000,000.

1.108       “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, or (as the case may be) apply any value distributed on account of any commodity contract as directed by Agent, in each case, without the further consent of such Borrower or Guarantor and including such other terms and conditions as Agent may require.

1.109       “Jasmine” shall mean Jasmine Company, Inc., a Massachusetts corporation.

1.110       “Landed Value” shall mean, with respect to Eligible In-Transit Inventory or Eligible In-Transit LC Inventory, the sum of (a) the face amount of all documentary Letter of Credit Accommodations issued under this Agreement for purposes of purchasing such Inventory from a Person who is not an Affiliate of any Borrower plus (b) the amount of freight, customs, taxes and duty and other amounts which Agent estimates must be paid upon the arrival and in connection with the delivery of such Inventory to a Borrower’s location for Eligible Landed Inventory within the United States of America.

1.111       “LC Reserve Amount” shall mean, with respect to each Letter of Credit Accommodation provided under this Agreement, the amount equal to:

(a)           if such Letter of Credit Accommodation is a Goods in Progress LC and the Non-Reserved LC Amount does not then exceed $20,000,000, the sum of (i) twenty-five percent (25%) (or twenty percent (20%) during the Seasonal Advance Period) of the face amount of such Goods in Progress LC plus (ii) freight, taxes, duty, and other amounts which Agent estimates must be paid in connection with the delivery of the Inventory ordered thereunder to a Borrower’s location for Eligible Landed Inventory within the United States of America; or

(b)           if such Letter of Credit Accommodation is for any other purpose, including, if it does not meet any of the conditions for being a Goods in Progress LC or if the Non-Reserved LC Amount does then exceed $20,000,000, the sum of (i) one hundred percent (100%) of the face amount of the proposed Letter of Credit Accommodation plus (ii) if such Letter of Accommodation is for the purchase of Inventory, freight, taxes, duty, and other amounts which Agent estimates must be paid in connection with the delivery of such Inventory to a Borrower’s location for Eligible Landed Inventory within the United States of America, plus (iii) all other commitments and obligations made or incurred by Agent with respect thereto.

1.112       “Lender Register” shall have the meaning given in Section 14.7(b) hereof.

1.113       “Lenders” shall mean the Persons who are signatories hereto as Lenders and other Persons made a party to this Agreement as a Lender in accordance with Section 14.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.114       “Lernco” shall have the meaning set forth in the introduction hereto.

1.115       “Lernco Trademark Agreement” shall mean the Second Amended and Restated Collateral Assignment of Trademarks (Security Agreement), dated of even date herewith, by Lernco and Jasmine in favor of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, as the now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.116       “Lerner” shall have the meaning set forth in the preamble hereto.

1.117       “Lerner GC” shall mean Lerner New York GC, LLC, an Ohio limited liability company.

1.118       “Lerner Stock Pledge Agreement” shall mean the Second Amended and Restated Stock Pledge Agreement, dated of even date herewith, by Lerner in favor of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, with respect to the pledge of 100% of the Capital Stock of Associated Lerner, Lernco, Lerner GC and Jasmine, owned by Lerner, as the now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.119       “Lerner Trademark Agreement” shall mean the Amended and Restated Collateral Assignment of Trademarks (Security Agreement), dated of even date herewith, by Lerner in favor of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.120       “Letter of Credit Accommodations” shall mean, collectively, the letters of credit, merchandise purchase or other guaranties, or acceptances of drafts relating to letters of credit, which are from time to time either (a) issued or opened by Agent or any Revolving Loan Lender for the account of any Borrower or any Obligor or for which Agent or any Revolving Loan Lender is the confirming bank or in respect of which it has otherwise agreed to make any payment or (b) with respect to which Agent or Revolving Loan Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower or any Obligor of its obligations to such issuer; sometimes being referred to herein individually as a “Letter of Credit Accommodation”.

1.121       “Letter of Credit Fee” shall have the meaning set forth in Section 2.2(b) hereof.

1.122       “Leverage Ratio” shall mean, at the end of any fiscal month, the ratio computed for the period consisting of twelve (12) consecutive fiscal months ended on such date of (a) the principal amounts of the Loans and any other secured Indebtedness of any Borrower or Guarantors that are outstanding as of the last day of such period, to (b) EBITDA of Borrowers and Guarantors for such period.

1.123       “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.124       “Loan Parties” means the Borrowers, the Guarantors and the other Obligors.

1.125       “Loans” shall mean the Revolving Loans, the Special Agent Advances, the Existing Term Loan and the Letter of Credit Accommodations.

1.126       “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of the Borrowers taken as a whole or the Loan Parties taken as a whole; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of the Borrowers, taken as a whole, to repay the Obligations or of the Borrowers, taken as a whole, or the Loan Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

1.127       “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of any Borrower or Obligor involving liability for $5,000,000 or more of Indebtedness owed to any Person (other than another Loan Party) or (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.128       “Maximum Credit” shall mean (a) prior to the repayment in full of the Existing Term Loan and all Obligations related thereto, the amount equal to $118,500,000, less the then outstanding principal amount of the Existing Term Loan, and (b) upon the repayment in full of the Existing Term Loan and all Obligations related thereto, the amount of $90,000,000.

1.129       “Measurement Period” shall mean the twelve-month period ending on the last day of any month in which EBITDA is to be measured, taken as a single accounting period.

1.130       “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower or any ERISA Affiliate.

1.131       “Net Amount of Eligible Credit Card Receivables” shall mean, the gross amount of the Eligible Credit Card Receivables less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.132       “Net Amount of Eligible Damaged Goods Vendors Receivables” shall mean the gross amount of the Eligible Damaged Goods Vendors Receivables less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.133       “Net Amount of Eligible Sell-Off Vendors Receivables” shall mean, the gross amount of the Eligible Sell-Off Vendors Receivables less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.134       “Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Borrower or Guarantor (i) in respect of any sale, lease, transfer or other disposition of any assets or properties, or interest in assets and properties, in each case outside the ordinary course of business of such Borrower or Guarantor, or (ii) as proceeds of any loans or other financial accommodations provided to any Borrower or Guarantor (either of clause (i) or (ii) of this definition, a “Specified Disposition”), in each case net of (A) the reasonable costs relating to such Specified Disposition (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (B) the portion of such proceeds deposited in an escrow account or otherwise required to be reserved pursuant to the purchase agreements related to such Specified Disposition for purchase price adjustments or indemnification payments payable by such Borrower or Guarantor to the purchaser thereof (but only until such time as such portion of such proceeds is received by such Borrower or Guarantor), (C) taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (D) amounts applied to the repayment of Indebtedness secured by a valid and enforceable lien on the asset or assets that are the subject of such Specified Disposition required to be repaid in connection with such transaction. For purposes of this definition, a Specified Disposition described in clause (i) above shall exclude (x) sales, leases, transfers and other dispositions of Inventory permitted under Section 9.7(b)(vi) or Section 9.7(b)(x) hereof, and (y) sales and other dispositions of defective, obsolete, out-of-season or slow moving Inventory to a third-party off-price wholesaler, including Ben Elias and Value City, or any other Person engaged in substantially the same business as Ben Elias or Value City and permitted by Agent. Net Cash Proceeds shall exclude any non-cash proceeds received by any Borrower or Guarantor from any Specified Disposition, but shall include such proceeds when and as converted by any Borrower or Guarantor to cash or other immediately available funds.

1.135       “Net Income” shall mean, for any period, the net income (or loss) of the Borrowers and Obligors on a consolidated basis for such period taken as a single accounting period as determined in accordance with GAAP; provided, however, there shall be excluded therefrom (i) unrealized gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP and (ii) items classified as a cumulative effect of an accounting change or as extraordinary items, in accordance with GAAP; provided, further, for clarification purposes, stores openings and closings in ordinary course shall not be considered extraordinary for the purposes hereof.

1.136       “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3 hereof, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable Value of the aggregate amount of the Inventory subject to such appraisal.

1.137       “Nevada Factoring” shall mean Nevada Receivable Factoring, Inc., a Nevada corporation.

1.138       “New Term Loan Agent” shall mean Wachovia Bank, National Association, a national banking association, or such other financial institution reasonably acceptable to Agent, in its capacity as administrative agent acting for and on behalf of the New Term Loan Lenders pursuant to the New Term Loan Agreement and any replacement or successor agent thereunder.

1.139       “New Term Loan Agreement” shall mean a credit agreement among New Term Loan Agent, New Term Loan Lenders, Borrowers and Guarantors to evidence the terms and condition of the New Term Loan, as such agreement will exist upon the execution and delivery thereof, and as may be thereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.140       “New Term Loan Documents” shall mean, collectively, the following: (a) the New Term Loan Agreement and (b) all agreements, documents and instruments to be executed and delivered in connection therewith and related thereto, as such agreements, documents and instruments will exist upon the execution and delivery thereof, and as may be thereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.141       “New Term Loan Intercreditor Agreement” shall mean the intercreditor agreement to be executed and delivered between Agent and New Term Loan Agent, as acknowledged and agreed to by Borrowers and Guarantors, in connection with the New Term Loan, as such agreement will exist upon the execution and delivery thereof, and as may be thereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.142       “New Term Loan Lenders” shall mean, collectively, the financial institutions from time to time party to the New Term Loan Agreement as lenders, and their respective successors and assigns; each sometimes being referred to herein individually as a “New Term Loan Lender”.

1.143       “New Term Loan” shall mean the term loan made by New Term Loan Lenders to Borrowers on or after the date hereof pursuant to the New Term Loan Agreement.

1.144       “Non-Borrower Receivables” shall mean those receivables owned by World Bank, Nevada Factoring or any Person other than a Borrower, with respect to which the proceeds thereof are, at any time, in the possession of a Borrower or in a deposit account of a Borrower and such Borrower maintains possession or control of such proceeds for the benefit of World Bank, Nevada Factoring or any other such Person pursuant to the Private Label Credit Card Agreement or any other agreement.

1.145       “Non-Consenting Lender” shall have the meaning set forth in Section 11.3(d) hereof.

1.146       “Non-Recourse Agreement” shall mean that certain agreement dated as of November 27, 2002 and entered into by and among Lerner, Nevada Factoring and World Bank.

1.147       “Non-Reserved LC Amount” shall mean, as of any date of determination, seventy-five percent (75%) (or eighty percent (80%) during the Seasonal Advance Period) of the face amount of each Goods in Progress LC then outstanding.

1.148       “Non-Seasonal Advance Period” shall mean those periods during any calendar year other than the Seasonal Advance Period.

1.149       “Notice of Default or Failure of Condition” shall have the meaning set forth in Section 12.3(a) hereof.

1.150       “NY&Co” shall have the meaning set forth in the preamble hereto.

1.151       “NY&Co Stock Pledge Agreement” shall mean that certain Second Amended and Restated Stock Pledge Agreement, dated of even date herewith, by NY&Co in favor of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, with respect to the pledge of 100% of the Capital Stock of Parent owned by NY&Co, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced.

1.152       “Obligations” shall mean the Existing Term Loan, any and all Revolving Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Borrower or any Guarantor to Agent or any Lender and/or any of their Affiliates, including all obligations arising under or in connection with Bank Products, whether consisting of principal, interest, charges, fees, costs and expenses, fees relating to Letters of Credit, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, in each case under this Agreement or the other Financing Agreements, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any Borrower or any Guarantor or Obligor under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

1.153       “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantors, other than Borrowers).

1.154       “Parent” shall have the meaning set forth in the preamble hereof.

1.155       “Parent Stock Pledge Agreement” shall mean that certain Second Amended and Restated Stock Pledge Agreement, dated of even date herewith, by Parent in favor of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, with respect to the pledge of 100% of the Capital Stock of Lerner, Lernco and Nevada Factoring owned by Parent, as the same may be amended, modified or supplemented from time to time.

1.156       “Participant” shall mean any Person that acquires and holds a participation in the interest of any Lender in any of the Revolving Loans, Letter of Credit Accommodations or the Existing Term Loan in conformity with the provisions of Section 14.7 of this Agreement governing participations.

1.157       “Pension Plan” shall mean a Plan that is subject to Title IV of ERISA.

1.158       “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.159       “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor or, solely with respect to an employee benefit plan subject to Title IV of ERISA, an ERISA Affiliate sponsors or to which it contributes, or a Multiemployer Plan.

1.160       “Prime Rate” shall mean the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.161       “Prime Rate Loans” shall mean the Loans or any portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.162       “Priority Event” shall mean the occurrence of any one or more of the following: (a) the occurrence and continuance of an Event of Default under Section 10.1(a)(i) hereof with respect to any Borrower’s failure to pay any of the Obligations related to the Revolving Loans (including principal, interest, fees and expenses attributable thereto); (b) the occurrence and continuance of an Event of Default under Sections 10.1(g) or 10.1(h) hereof; or (c) the occurrence of any other Event of Default and the acceleration by Agent of the payment of all or a material portion of the Obligations related to the Revolving Loans.

1.163       “Private Label Credit Card Agreement” shall mean that certain Private Label Credit Card Program Agreement, dated as of August 8, 2002 as amended, and as may be further amended from time to time in accordance with the terms hereof, and entered into by and among Lerner, Nevada Factoring, and World Bank.

1.164       “Private Label Credit Card Receivables” shall mean those Accounts and other indebtedness owed to Lerner arising under Lerner’s private label credit card program and sold or otherwise assigned or transferred by Lerner to Nevada Factoring or World Bank, directly or indirectly.

1.165       “Pro Rata Share” shall mean:

(a)           with respect to a Revolving Loan Lender’s obligation to make Revolving Loans and right to receive payments relative thereto, the fraction (expressed as a percentage) the numerator of which is such Lender’s Revolving Loan Commitment and the denominator of which is the aggregate amount of all of the Revolving Loan Commitments of all Revolving Loan Lenders; and

(b)           with respect to all other matters (including the indemnification obligations arising under Section 12.5 hereof), the fraction (expressed as a percentage) the numerator of which is such Lender’s Total Commitment and the denominator of which is the aggregate amount of all of the Total Commitments of all Lenders.

1.166       “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.167       “Qualified Cash” shall mean, as of any date of determination, the amount of cash carried by any Borrower on its balance sheet, other than cash in the Cash Collateral Account, cash constituting Eligible Cash Collateral or cash in any Blocked Account, which is in an account subject to a Deposit Account Control Agreement and with respect to which Agent has received statements of the available balances thereof from the bank or other financial institution at which such account is maintained which confirm such amounts.

1.168       “Real Property” shall mean all now owned and hereafter acquired real property of any Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.169       “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to such Borrower or Guarantor or otherwise in favor of or delivered to such Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to such Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by such Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of such Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to such Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to such Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which such Borrower or Guarantor is a beneficiary).

1.170       “Records” shall mean all of each Borrower’s or Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

1.171       “Reference Bank” shall mean Wachovia Bank, National Association, or such other bank as Agent may from time to time designate.

1.172       “Register” shall have the meaning set forth in Section 14.7(b) hereof.

1.173       “Renewal Date” shall have the meaning set forth in Section 14.1(a) hereof.

1.174       “Report” or “Reports” shall have the meaning set forth in Section 12.10(a) hereof.

1.175       “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate sixty-six and two-thirds percent (66⅔%) or more of the aggregate of the Total Commitments of all Lenders.

1.176       “Required Revolving Loan Lenders” shall mean, at any time, those Revolving Loan Lenders whose Pro Rata Shares aggregate sixty-six and two-thirds percent (66⅔%) or more of the aggregate of the Revolving Loan Commitments of all Revolving Loan Lenders.

1.177       “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrowers under the lending formula(s) provided for herein:  (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the assets or business of any Borrower or any Obligor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or any Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect. To the extent Agent may decrease the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Sell-Off Vendors Receivables, Eligible Damaged Goods Vendors Receivables, Eligible Credit Card Receivables or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith. For purposes of this definition, and without limiting the foregoing, “Reserves” shall include: (u) the Total LC Reserve Amount, (v) the Gift Certificate and Store Credit Reserve, (w) such amounts, as determined by Agent, for amounts at any time due or to become past due in the good faith judgment of Agent to the owner, lessor or operator of any facility at which Eligible Inventory may be located with respect to which Agent has not received a Collateral Access Agreement, in form and substance satisfactory to Agent, provided that, with respect to facilities leased by a Borrower or Guarantor which are located in a jurisdiction which affords the lessor thereof a lien, or other such rights, on any of the Collateral for unpaid rent or other amounts, which lien may have priority over Agent’s liens on or rights to the Collateral, such amount shall equal three (3) months rent for such facility plus any amounts past due, (x) such amounts, as determined by Agent, for sales, excise or similar taxes that are (i) past due and (ii) not being contested in good faith and not subject to liens filed against any Borrower or Guarantor with respect thereto, (y) such amounts, as determined by Agent, for payments owed by any Borrower or Guarantor to bailees, customs brokers or freight forwarders for the services provided by such bailees, customs brokers or freight forwarders in an amount not to exceed $1,000,000, plus such freight, customs, taxes and duty and other amounts which Agent estimates must be paid upon the arrival and in connection with the delivery to a Borrower’s location for Eligible Inventory within the United States of America of any Inventory ordered or purchased by any Borrower under a documentary Letter of Credit Accommodation or which constitutes any portion of the Borrowing Base, and (z) upon an Event of Default or if Borrowers’ Compliance Excess Availability is less than $10,000,000, such amounts, as determined by Agent, for Service Costs owed to Limited Brands, Inc. or any of its Affiliates and payable by any Borrower or any of their Affiliates arising from logistic or information technology services to be provided by Limited Brands, Inc. for the benefit of any Borrower or its Affiliates pursuant to the Transition Services Agreement in an amount not to exceed $1,000,000.

1.178       “Revolving Loan Commitment” shall mean, as to any Lender: (a) at any time prior to the termination of the Revolving Loan Commitments, the amount of such Lender’s revolving loan commitment as set forth on Schedule 1.196 or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender under this Agreement, as such amount may be adjusted from time to time in accordance with the provisions of Section 14.7 hereof, and (b) after the termination of the Revolving Loan Commitments, the unpaid amount of Revolving Loans and Special Agent Advances made by such Lender and such Lender’s interest in the outstanding Letter of Credit Accommodations, in each case as the same may be adjusted from time to time in accordance with the terms hereof.

1.179       “Revolving Loan Credit Facility” shall mean the Revolving Loans and Letter of Credit Accommodations provided to or for the benefit of Borrowers pursuant to the terms of this Agreement.

1.180       “Revolving Loan Interest Rate” shall mean:

(a)           Subject to clause (b) of this definition below:

(i)  as to Revolving Loans that are Prime Rate Loans, a rate equal to the Prime Rate plus the Applicable Margin for Prime Rate Loans,

(ii)  as to Revolving Loans that are Eurodollar Rate Loans, a rate equal to the Adjusted Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Loans (in each case, based on the Eurodollar Rate applicable for the Interest Period selected by Borrowers as in effect two (2) Business Days after the date of receipt by Agent of the request of or on behalf of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrowers).

(b)           Notwithstanding anything to the contrary contained in clause (a) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate

Loans and Eurodollar Rate Loans shall be the percentage set forth in the definition of the term Applicable Margin for each category of Loans that is then applicable plus two (2.00%) percent per annum, at Agent’s option, or, upon the written direction of Required Revolving Loan Lenders (i) either (A) for the period from and after the effective date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent and (ii) on the Revolving Loans at any time outstanding in excess of the Borrowing Base or the Revolving Loan Limit (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).

1.181       “Revolving Loan Lender” shall mean any Lender having a Revolving Loan Commitment.

1.182       “Revolving Loan Limit” shall mean $90,000,000 unless Borrowers shall have exercised their right to reduce such amount pursuant to Section 2.1(e) hereof, in which event Revolving Loan Limit shall mean such reduced amount.

1.183       “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Revolving Loan Lender or by Agent for the account of any Revolving Loan Lender on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.184       “Seasonal Advance Period” shall mean the period commencing on May 1 and ending on November 30 of each calendar year.

1.185       “Second Quarter-End” shall mean the dates denoted as Second Quarter-End dates on Exhibit F hereto.

1.186       “Service Costs” shall have the meaning set forth in the Transition Services Agreement.

1.187       “Settlement Period” shall have the meaning set forth in Section 6.9(b) hereof.

1.188       “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.189       “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.190       “Specified Amounts” shall have the meaning set forth in Section 6.4(b)(i) hereof.

1.191       “Specified Excess Availability Amount” shall mean (a) until such time as the Existing Term Loan and all Obligations related thereto are indefeasibly paid and satisfied in full in immediately available funds, the amount of $30,000,000, and (b) upon the indefeasible payment and satisfaction in full of the Existing Term Loan and all Obligations related thereto in immediately available funds, the amount of $20,000,000.

1.192       “Stock Pledge Agreements” shall mean, collectively, the NY&Co Stock Pledge Agreement, the Parent Stock Pledge Agreement, the Lerner Stock Pledge Agreement and any other stock pledge agreement at any time made in favor of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, in connection with this Agreement.

1.193       “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.194       “Taxes” shall have the meaning set forth in Section 6.4(d) hereof.

1.195       “Third Quarter-End” shall mean the dates denoted as Third Quarter-End dates on Exhibit F hereto.

1.196       “Total Commitment” shall mean, as to each Lender, the sum of such Lender’s Revolving Loan Commitment, if any, plus such Lender’s Existing Term Loan Commitment, if any, in each case as set forth on Schedule 1.196 hereto, or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender under this Agreement, as such amounts may be adjusted from time to time in accordance with the provisions of Section 14.7 hereof.

1.197       “Total LC Reserve Amount” shall mean, as of any date of determination, the aggregate amount of all LC Reserve Amounts for all Letter of Credit Accommodations then outstanding.

1.198       “Transition Services Agreement” shall mean collectively, those certain transition services agreements, dated as of November 27, 2002, and entered into by and among Seller, NY&Co and Lerner.

1.199       “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine); provided, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Agent pursuant to the applicable Financing Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Financing Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

1.200       “Unused Line Fee” shall have the meaning set forth in Section 3.2(a) hereof.

1.201       “Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a specific identification basis in accordance with GAAP or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include:  (A) the portion of the value of Inventory equal to the profit earned by a Borrower or any Affiliate of any Borrower on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

1.202       “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.203       “Wachovia” shall mean Wachovia Bank, National Association, a national banking association, in its individual capacity, and its successors and assigns.

1.204       “World Bank” shall mean World Financial Network National Bank.

2.                                       CREDIT FACILITIES

2.1           Revolving Loans.

(a)           Subject to and upon the terms and conditions contained herein, each Revolving Loan Lender severally (and not jointly) agrees to fund its Pro Rata Share of Revolving Loans to Borrowers from time to time in amounts requested by any Borrower up to the amount outstanding at any time equal to the Borrowing Base.

(b)           Agent may, in its discretion, from time to time, upon not less than ten (10) Business Days prior telephonic or electronic notice only to each Borrower, reduce the lending formula(s) with respect to Eligible Inventory to the extent that Agent determines in good faith that:  (i) the number of days of the turnover of the Inventory for any period has adversely changed or (ii) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, including any decrease attributable to a material change in the nature, quality or mix of the Inventory. The amount of any decrease in the lending formulas shall have a reasonable relationship to the event, condition or circumstance which is the basis for such decrease as determined by Agent in good faith. In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Sell-Off Vendors Receivables, Eligible Damaged Goods Vendors Receivables, Eligible Credit Card Receivables, Eligible Inventory or in establishing Reserves.

(c)           Except with the consent of all Lenders, or as otherwise provided in Sections 12.8 and 12.11 hereof, (i) the aggregate amount of the Loans outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations outstanding at any time to Borrowers shall not exceed the Borrowing Base, and (iii) the aggregate principal amount of the Revolving Loans outstanding at any time to Borrowers based on the Eligible Inventory shall not exceed the Inventory Loan Limit.

(d)           In the event that the aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations outstanding to Borrowers exceeds the Borrowing Base, the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations based on the Eligible Inventory exceed the Inventory Loan Limit, or the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e) hereof, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall immediately repay to Agent the entire amount of any such excess(es).

(e)           At Borrowers’ option, upon not less than ten (10) Business Days prior written notice to Agent by Borrowers, Borrowers may permanently reduce the Revolving Loan Limit; provided, however, that (i) such reductions may only be requested in increments of $10,000,000; (ii) on and after giving effect to such reduction, no Event of Default shall exist or have occurred and be continuing; and (iii) the Revolving Loan Limit may not be reduced to an amount that is less than $60,000,000 unless reduced to zero in connection with the termination of the Agreement or the Revolving Loan Facility in accordance with the provisions of Section 14.1 hereof.

2.2           Letter of Credit Accommodations.

(a)           Subject to and upon the terms and conditions contained herein, at the request of any Borrower, Agent agrees, for the ratable risk of each Revolving Loan Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of Borrowers containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by or on behalf of Agent or any Revolving Loan Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of any Borrower shall constitute additional Revolving Loans to Borrowers pursuant to this Section 2 (or Special Agent Advances as the case may be).

(b)           In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent, for the benefit of Revolving Loan Lenders, a letter of credit fee at a rate equal to five-eighths percent (.625%) per annum on the daily outstanding balance of the Letter of Credit Accommodations in respect of commercial Letter of Credit Accommodations and a letter of credit fee at a rate equal to the Applicable Margin for standby Letter of Credit Accommodations on the daily outstanding balance of the Letter of Credit Accommodations in respect of standby Letter of Credit Accommodations (the “Letter of Credit Fee”), in each case for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month; provided, that, Agent may, and upon the written direction of the Required Revolving Loan Lenders shall, require Borrowers to pay to Agent, for the ratable benefit of Revolving Loan Lenders, such Letter of Credit Fee, at a rate that is (2%) percent per annum greater than the otherwise applicable rate on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such Letter of Credit Fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.

(c)           A Borrower shall give Agent one (1) Business Day’s prior written notice of such Borrower’s request for the issuance of a commercial Letter of Credit Accommodation and two (2) Business Days’ prior written notice of such Borrower’s request for the issuance of a stand-by Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. Such Borrower shall attach to such notice the proposed terms of the Letter of Credit Accommodation.

(d)           In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent:  (i) the applicable Borrower shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer and Agent, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) after giving effect to the LC Reserve Amount applicable to such requested Letter of Credit Accommodation, the aggregate amount of the Obligations then outstanding would not exceed the Borrowing Base. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in an amount equal to the LC Reserve Amount for such Letter of Credit Accommodation.

(e)           Except with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed $75,000,000.

(f)            Each Borrower and Guarantor shall indemnify and hold Agent and Revolving Loan Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Revolving Loan Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Revolving Loan Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Revolving Loan Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by such Borrower or Guarantor, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of Agent or any Revolving Loan Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g)           At any time during an Availability Compliance Period, in connection with Inventory purchased pursuant to Letter of Credit Accommodations during such Availability Compliance Period, each Borrower and Guarantor shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon Agent’s request, to Agent in their original form. Each Borrower and Guarantor shall also, at Agent’s request, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h)           Each Borrower hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name such Borrower as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant any Borrower any right or authority to pledge the credit of Agent or any Revolving Loan Lender in any manner. Agent and Revolving Loan Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Revolving Loan Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrowers shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions from any Borrower.

(i)            At any time an Event of Default exists or has occurred and is continuing, Agent shall have the right and authority to, and no Borrower or Guarantor shall, without the prior written consent of Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payments for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in any Borrower’s or Guarantor’s name.

(j)            At any time, so long as no Event of Default exists or has occurred and is continuing, any Borrower may, with Agent’s consent, (i) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (ii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral; provided, that, such Borrower may approve or resolve any questions of non-compliance of documents following notice to Agent thereof and without Agent’s consent except as otherwise provided in Section 2.2(i) hereof.

(k)           Any rights, remedies, duties or obligations granted or undertaken by any Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower to Agent for the ratable benefit of Revolving Loan Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by such Borrower to Agent for the ratable benefit of Revolving Loan Lenders and to apply in all respects to such Borrower.

(l)            Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Revolving Loan Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Loan Lender’s Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

(m)          Borrowers and Guarantors are irrevocably and unconditionally, jointly and severally, obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Revolving Loans in accordance with Section 2.2(a) hereof or otherwise). In the event that Borrowers and Guarantors fail to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Revolving Loan Lender of the unreimbursed amount of such payment and each Revolving Loan Lender agrees, upon one (1) Business Day’s notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount. The obligation of each Revolving Loan Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 hereof or any other event or circumstance. If such amount is not made available by a Revolving Loan Lender when due, Agent shall be entitled to recover such amount on demand from such Revolving Loan Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Revolving Loan Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

2.3           Existing Term Loan.

(a)           Subject to and upon the terms and conditions contained herein, Agent, Lenders and Borrowers are amending and restating the term loans made by Agent and Lenders to Lerner and Lernco pursuant to the Existing Loan Agreement in the original principal amount of $37,500,000 (the “Existing Term Loan”). Each of Borrowers and Guarantors hereby acknowledges, confirms and agrees that Lerner and Lernco are indebted to Agent and Lenders as of the date hereof in respect of the Obligations arising in connection with the Existing Term Loan in the aggregate principal amount of $28,500,000 (the “Existing Term Loan Balance”), together with interest accrued and accruing thereon and costs, expenses, fees (including attorneys’ fees and legal expenses) and other charges now or hereafter owed by Lerner and Lernco to Agent and Lenders attributable to the Existing Term Loan Balance, all of which are unconditionally owing by Lerner and Lernco to Agent and Lenders, without offset, defense or counterclaim of any kind, nature and description whatsoever.

(b)           Effective as of the date hereof, the Existing Term Loan is hereby amended and restated to provide that the principal amount of the Existing Term Loan is payable in eighteen (18) consecutive quarterly installments (or earlier as provided herein) payable on the first day of each calendar quarter commencing October 1, 2007, of which (i) the first seventeen (17) installments shall each be in the amount of $1,500,000 and (ii) the last installment shall be in the amount of the entire unpaid principal amount of the Existing Term Loan, together with all accrued and unpaid interest thereon. All other Obligations with respect thereto (other than contingent indemnification obligations and other contingent Obligations related thereto which expressly survive the repayment of the Existing Term Loan), shall be due and payable on the earlier of (A) the Existing Term Loan Maturity Date, or (B) the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration.

(c)           The amendment and restatement of the Existing Term Loan as set forth herein, shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, any of the Obligations arising under the Existing Term Loan. The Existing Term Loan shall continue to be repaid, together with all accrued and unpaid interest thereon and all other Obligations outstanding with respect thereto (other than contingent indemnification obligations and other contingent Obligations related thereto which expressly survive the repayment of the Existing Term Loan), in accordance with this Agreement and the other Financing Agreements and the Existing Term Loan may be prepaid in whole or in part at any time without premium or penalty in accordance with the provisions of Sections 2.3(d) through 2.3(g) hereof, but once repaid may not be reborrowed. The Existing Term Loan shall continue to be secured by all of the Collateral.

(d)           Borrowers may, at their option, make a prepayment of all or any portion of the outstanding balance of the Existing Term Loan:

(i)            so long as: (A) at all times during the thirty (30) day period immediately prior to such payment and after giving effect to such payment, Borrowers have Excess Availability plus Qualified Cash of no less than $40,000,000; (B) Borrowers’ EBITDA for the twelve (12) month period most recently ended is $55,000,000 or more; and (C) both before and after giving effect to such payment, no Default or Event of Default exists or would occur;

(ii)           with the net cash proceeds of any issuance or sale of, or capital contribution in respect of, any Capital Stock of NY&Co after the date hereof in each case, to the extent the transaction giving rise to such proceeds is not prohibited under the terms of the Financing Agreements or is otherwise consented to by Agent in writing; or

(iii)          with the net cash proceeds of a refinancing of the Existing Term Loan on terms and conditions reasonably satisfactory to Agent.

(e)           Within ten (10) days following the receipt by Borrowers of the Net Cash Proceeds from the incurrence or issuance by Borrowers of any Indebtedness for borrowed money described in clause (a) of the definition of Indebtedness on or after the date hereof (which shall exclude for purposes of this Section 2.3(e) the Indebtedness permitted under Sections 9.9(e), (f), (g), (h) and (i) hereof), Borrowers shall, absolutely and unconditionally and without notice or demand, prepay the then outstanding principal amount of the Existing Term Loan in an amount equal to fifty (50%) percent of the amount by which such Net Cash Proceeds exceed $20,000,000; provided, that, in the event that all or a portion of the Net Cash Proceeds from the incurrence or issuance of such Indebtedness is used by Borrowers to build a distribution center, such prepayment shall be in an amount equal to fifty (50%) percent of the amount by which such Net Cash Proceeds exceed the sum of (x) the amount of such Net Cash Proceeds used by Borrowers to build such distribution center (up to $45,000,000), and (y) $20,000,000. Notwithstanding the foregoing, immediately upon the receipt by Borrowers of the Net Cash Proceeds from the New Term Loan, Borrowers shall, absolutely and unconditionally and without notice or demand, prepay in full the then outstanding balance of the Existing Term Loan and all Obligations related thereto.

(f)            Within ten (10) days following the receipt by Borrowers of the Net Cash Proceeds from the sale by Borrowers of any assets or properties of Borrowers (other than as permitted in Section 9.7(b) hereof) on or after the date hereof, Borrowers shall, absolutely and unconditionally and without notice or demand, prepay the then outstanding principal amount of the Existing Term Loan in an amount equal to fifty (50%) percent of the amount of such Net Cash Proceeds; provided, that, (i) in the event of a sale of the trademarks listed on Schedule 2.3(f) hereto, such prepayment shall be in an amount equal to such percentage of the Net Cash Proceeds in excess of $5,000,000; and (ii) so long as no Default or an Event of Default has occurred and is continuing, on the date any Borrower receives Net Cash Proceeds from the sale of any Equipment or Real Property of such Borrower, such Net Cash Proceeds may, at the option of such Borrower, be applied to acquire replacement property or assets of a like kind to the property or assets so disposed, provided, that (A) Agent shall have a first priority, valid and perfected security interest in such replacement property or assets, and (B) such Borrower shall deliver to Agent a certificate within ten (10) days after the date of receipt of such Net Cash Proceeds stating that such Net Cash Proceeds shall be used to acquire such replacement property or assets of a like kind to the property or assets so disposed within one hundred eighty (180) days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth an estimate of the Net Cash Proceeds to be so expended), (C) if all or any portion of such Net Cash Proceeds are not so used within such one hundred eighty (180) day period, such unused Net Cash Proceeds shall be applied to prepay the Existing Term Loan and the Obligations related thereto in accordance with Section 2.3(i) hereof, and (D) pending such reinvestment, such Net Cash Proceeds shall be applied as a prepayment of Revolving Loans.

(g)           In the event that at any time (i) the sum of Excess Availability plus  Qualified Cash of Borrowers is at any time less than $50,000,000, and (ii) EBITDA of Borrowers when calculated for the twelve (12) consecutive fiscal month period most recently ended for which Agent has received financial statements of Borrowers as provided by Section 9.6(a) hereof is less than $65,000,000, within ten (10) days thereafter, Borrowers shall, absolutely and unconditionally without notice or demand, prepay the then outstanding principal amount of the Existing Term Loan in an amount such that, after giving effect thereto, the outstanding principal amount of the Existing Term Loan shall be equal to $25,000,000; provided, that,

(A)          in the event that as of any date that such mandatory prepayment is due as set forth above, the conditions to optional prepayments by Borrowers in respect of the Existing Term Loan set forth in Section 2.3(d)(i) hereof would not be satisfied after giving effect to such mandatory prepayment, then payments in respect of such mandatory prepayment shall instead be due and payable on each date thereafter that all or any portion of such mandatory prepayment otherwise due on the date set forth above may be made to the extent that after giving effect thereto the conditions to optional prepayments in Section 2.3(d)(i) hereof would be satisfied, and Borrowers shall make such payments in respect of such mandatory prepayment until the aggregate amount of all of such payments equals the amount required to have been paid as of the original due date for such mandatory prepayment;

(B)           in the event that Borrowers are not required to make a mandatory prepayment under this Section 2.3(g) on the due date as set forth above, then on and after such due date, the amount of the minimum Excess Availability that Borrowers are required to maintain under Section 9.17 hereof shall be increased by the amount of the mandatory prepayment that would have otherwise been paid under this Section 2.3(g) on the such due date, provided, that, (1) the amount of the minimum Excess Availability required to be maintained under Section 9.17 hereof shall thereafter be reduced to the extent of payments received by Agent in respect of such mandatory prepayment as provided in clause (A) above, and (2) in no event shall the amount of the minimum Excess Availability that Borrowers are required to maintain under Section 9.17 hereof be reduced to less than $7,500,000.

(h)           Each such prepayment required pursuant to clauses (e), (f) and (g) of this Section 2.3 shall be accompanied by a certificate signed by each Borrower’s chief financial officer certifying the manner in which the Net Cash Proceeds from the transactions described in subsections (e), (f) and (g) of this Section 2.3 and the resulting prepayment were calculated.

(i)            Each prepayment of principal under this Section 2.3(d) through (g) hereof shall be made together with accrued and unpaid interest thereon to the date of such prepayment. Each prepayment set forth in this Section 2.3 shall be applied against the remaining installments (if any) of principal due on the Existing Term Loan in the inverse order of maturity. To the extent that the Existing Term Loan has been repaid in full, Agent shall apply such amounts to the Obligations, whether or not then due, in such order or manner as Agent shall determine, or at Agent’s option, to be held as cash collateral for the Obligations. Nothing contained in this Section 2.3 shall be construed to constitute a consent, implied or otherwise, to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

2.4           Commitments.  The aggregate amount of each Revolving Loan Lender’s Pro Rata Share of the Revolving Loans and Letter of Credit Accommodations shall not exceed the amount of such Revolving Loan Lender’s Revolving Commitment, as the same may from time to time be amended in accordance with the provisions hereof. The aggregate amount of the Existing Term Loan shall not exceed the amount of the Existing Term Loan Commitment, as the same may from time to time be amended, with the written acknowledgment of Agent.

2.5           Bank Products. Any Borrower or Guarantor may (but no such Person is required to) request that the Agent provide or arrange for such Person to obtain Bank Products from Agent or its Affiliates, and Agent may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Any Borrower or Guarantor that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by Agent or its Affiliates in connection with any Bank Products. Each Borrower and Guarantor acknowledges and agrees that the obtaining of Bank Products from the Agent and its Affiliates (a) is in the sole discretion of the Agent or such Affiliate, as the case may be, and (b) is subject to all rules and regulations of the Person that provides the Bank Product.

3.                                       INTEREST AND FEES

3.1           Interest.

(a)           Borrowers shall pay to Agent, for the ratable benefit of the (i) Revolving Loan Lenders, interest on the outstanding principal amount of the Revolving Loans at the Revolving Loan Interest Rate and (ii) Existing Term Loan Lender, interest on the outstanding principal amount of the Existing Term Loan at the Existing Term Loan Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b)           Any Borrower may from time to time request that Revolving Loans be made as Eurodollar Rate Loans or may request that Revolving Loans which are Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Revolving Loans which are Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower shall specify the amount of such Eurodollar Rate Loans or the amount of such Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of such Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, two (2) Business Days after receipt by Agent of such a request from such Borrower, such Eurodollar Rate Loans shall be made or such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) such Borrower shall have complied with such customary procedures as are established by Agent and specified by Agent to Borrowers for Eurodollar Rate Loans, (iv) exclusive of the Existing Term Loan, no more than six (6) Interest Periods may be in effect at any one time, (v) exclusive of the Existing Term Loan, the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $3,000,000 or an integral multiple of $500,000 in excess thereof, and (vi) Agent and each Revolving Loan Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Revolving Loan Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower. Any request by or on behalf of any Borrower for Revolving Loans that are to be Eurodollar Rate Loans or to convert Revolving Loans that are Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Revolving Loans that are Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c)           Any Revolving Loans that are Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least two (2) Business Days prior to such last day in accordance with the terms hereof. Any Revolving Loans that are Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Borrowers, be subsequently converted to Prime Rate Loans in the event that this Agreement or the Revolving Credit Facility shall terminate or not be renewed. Borrowers shall pay to Agent, for the benefit of Revolving Loan Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrowers) any amounts required to compensate any Revolving Loan Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

(d)           Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2           Fees.

(a)           Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata Share of each Revolving Loan Lender, monthly an unused line fee at a rate equal to one-fifth percent (0.20%) per annum in aggregate of the difference between (i) the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding and (ii) the lesser of: (A) $80,000,000, or (B) the Revolving Loan Limit (the “Unused Line Fee”), which fee shall be payable on the first day of each month in arrears

(b)           Servicing Fee. Borrowers shall pay to Agent, for its own account, a servicing fee in the amount of $7,500 per month, which fee will be charged and fully earned when due, payable monthly, on the first day of each month, in advance, and non-refundable when paid; provided, however, that upon the occurrence and during an Availability Compliance Period, such servicing fee shall be increased to $10,000.

3.3           Changes in Laws and Increased Costs of Loans.

(a)           If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans or its Total Commitment (other than any increased cost resulting from (1) Taxes (as to which Section 6.4(d) hereof and the limitations thereto shall govern) or (2) changes in the basis of taxation of overall net income by the jurisdiction under the laws of which the Agent or such Lender is organized or in which the Agent’s or such Lender’s lending office is located or any political subdivision thereof), then Borrowers shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify Lenders against such increased cost. A certificate as to the amount of such increased cost shall be submitted to Borrowers by Agent and shall be conclusive, absent manifest error.

(b)           If prior to the first day of any Interest Period, (i) Agent or the Required Lenders shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give notice thereof to Borrowers either by telephone or in writing sent by telecopy and Lenders as soon as practicable thereafter, and will also give prompt written notice to Borrowers when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall Borrowers have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c)           Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Borrowers and Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d)           Each Borrower and Guarantor shall indemnify Agent and each Lender and hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after any Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after any Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

4.                                       CONDITIONS PRECEDENT

4.1           Conditions Precedent to Effectiveness of Agreement.  Each of the following is a condition precedent to the effectiveness of this Agreement:

(a)           all requisite corporate action and proceedings in connection with this Agreement and the other matters related hereto shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority;

(b)           no material adverse change shall have occurred in the assets or business of Borrowers since February 3, 2007 and no change or event shall have occurred which would impair the ability of any Borrower or Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce the Obligations or realize upon the Collateral;

(c)           Agent shall have received the Information Certificates, the review of which shall be satisfactory to Agent;

(d)           Agent shall have received, in form and substance satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to this Agreement and such other matters related hereto as Agent may request;

(e)           Agent shall have received the Guarantee, in form and substance satisfactory to Agent, duly executed by each Guarantor;

(f)            Agent shall have received the Stock Pledge Agreements, in form and substance satisfactory to Agent, duly executed by each party thereto;

(g)           Agent shall have received the Intercompany Subordination Agreement, in form and substance satisfactory to Agent, duly executed by each party thereto;

(h)           Agent shall have received the Intellectual Property Security Agreements, in form and substance satisfactory to Agent, duly executed by each party thereto;

(i)            Agent shall have received the Fee Letter, in form and substance satisfactory to Agent, duly executed by each Borrower;

(j)            all fees, costs and expenses payable by Borrowers under the terms of this Agreement and the other Financing Agreements shall have been paid in full; and

(k)           all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed by all parties hereto or thereto, as applicable, or recorded and shall be in form and substance satisfactory to Agent.

4.2           Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to the Revolving Loan Lenders continuing to provide Loans and/or providing Letter of Credit Accommodations to Borrowers:

(a)           all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b)           no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has a reasonable likelihood of having a Material Adverse Effect;

(c)           no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

(d)           solely with respect to the making of any Revolving Loan or the issuing of any Letter of Credit Accommodation, the Excess Availability as determined by Agent, as of any date of determination, shall be at least $7,500,000, subject to adjustment pursuant to Section 2.3(g) hereof, after giving effect to all Revolving Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection herewith.

5.                                       GRANT AND PERFECTION OF SECURITY INTEREST

5.1           Grant of Security Interest.  To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, a continuing security interest in, a lien upon, and a right of set off against, for itself and the ratable benefit of the Lenders and the Bank Product Providers, as security, and hereby confirms, reaffirms and restates the prior grant thereof to Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers pursuant to the Existing Loan Agreement, all personal property and fixtures, and interests in personal property and fixtures, of such Borrower or Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”) including, without limitation, the following:

(a)           all Accounts;

(b)           all general intangibles, including, without limitation, all Intellectual Property;

(c)           all goods, including, without limitation, Inventory and Equipment, whether ordered, in progress, finished or received;

(d)           all fixtures;

(e)           all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f)            all instruments, including, without limitation, all promissory notes;

(g)           all documents;

(h)           all deposit accounts;

(i)            all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j)            all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k)           all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of such Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of such Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l)            all commercial tort claims, including, without limitation, those identified on Schedule 5.2(g) hereto;

(m)          to the extent not otherwise described above, all Receivables;

(n)           all Records; and

(o)           all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Borrower or Guarantor shall be deemed to have granted a security interest in, (i) any personal and real property, fixtures and interests of such Borrower or Guarantor which are not assignable or are incapable of being encumbered as a matter of law, except for the products and proceeds thereof, (ii) such Borrower’s or Guarantor’s rights or interests in any license, contract or agreement to which such Borrower or Guarantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, applicable laws or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which such Borrower or Guarantor is a party (except for the products and proceeds thereof); provided, however, upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Borrower or Guarantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, and (iii) the Capital Stock of any Foreign Subsidiary to the extent that such Capital Stock constitutes more than sixty-five percent (65%) of the Voting Stock of all classes of the Capital Stock of such Foreign Subsidiary that are entitled to vote, except for the products and proceeds thereof. In addition, the Collateral shall exclude any rights to any Intellectual Property, License Agreements or software that would be rendered invalid or unenforceable under the terms thereof or under applicable laws by the grant of a security interest created pursuant to the terms of this Agreement, for as long as such prohibition or reason for invalidity exists, except for the products and proceeds thereof.

5.2           Perfection of Security Interests.

(a)           Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower or Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, without the prior written consent of Agent.

(b)           No Borrower or Guarantor has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth on Schedule 5.2(b) hereto. In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument after the date hereof, which together with all other chattel paper and instruments that Borrowers and Guarantors have become entitled to or have received after the date hereof has a fair market value in excess of $100,000 individually or in the aggregate, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of such Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent’s option, such Borrower or Guarantor shall, or Agent may at any time on behalf of such Borrower or Guarantor, cause the originals of  any such instruments and chattel paper that have a fair market value in excess of $100,000 individually or in the aggregate, to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Bank, National Association, and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c)           In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), which together with all other electronic chattel paper or “transferable record” that Borrowers and Guarantors have become entitled to has a fair market value in excess of $100,000 individually or in the aggregate, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)           No Borrower or Guarantor has any deposit accounts as of the date hereof, except as set forth in such Borrower’s or Guarantor’s Information Certificate. No Borrower or Guarantor shall, directly or indirectly, after the date hereof open, establish or maintain any Central Collection Deposit Account unless each of the following conditions is satisfied:  (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the Central Collection Deposit Account, the owner of the Central Collection Deposit Account, the name and address of the bank at which such Central Collection Deposit Account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the Central Collection Deposit Account, (ii) the bank where such Central Collection Deposit Account is opened or maintained shall be reasonably acceptable to Agent, and (iii) on or before the opening of such Central Collection Deposit Account, such Borrower or Guarantor shall as Agent may specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such Central Collection Deposit Account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions reasonable acceptable to Agent. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Borrower’s or Guarantor’s salaried employees. Agent shall not exercise its right to require amounts in such accounts to be sent to the Agent Payment Account except as provided by Section 6.3 hereof.

(e)           No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth on Schedule 5.2(e) hereto.

(i)            In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, which together with all other certificated securities in which Borrowers and Guarantors hold or acquire an interest after the date hereof have a fair market value in excess of $100,000 individually or in the aggregate, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, and such securities together with all other such securities acquired by Borrowers and Guarantors have a fair market value in excess of $100,000 individually or in the aggregate, such Borrower or Guarantor shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of such Borrower or Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

(f)            No Borrower or Guarantor shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity reasonably acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent. Agent shall not exercise its right to require amounts in such accounts to be sent to the Agent Payment Account except during an Availability Compliance Period.

(g)           No Borrower or Guarantor is the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth on Schedule 5.2(f) hereto. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, which together with all other letters of credit, banker’s acceptances and similar instruments that Borrowers and Guarantors have become entitled to or have received after the date hereof have a fair market value in excess of $100,000 individually or in the aggregate, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(h)           No Borrower or Guarantor has any commercial tort claims with respect to which the amount claimed exceeds $1,000,000 and either a written demand therefor has been made or legal action has commenced, except as set forth on Schedule 5.2(g) hereto. In the event that any Borrower or Guarantor shall at any time after the date hereof have any such commercial tort claims, or if an Event of Default exists, if any Borrower or Guarantor has any commercial tort claims, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, such Borrower or Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(i)            No Borrower or Guarantor has any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in such Borrower’s or Guarantor’s Information Certificate and except for goods located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of any carrier transporting such goods. In the event that any goods, documents of title or other Collateral with a fair market value in excess of $100,000 are at any time after the date hereof in the custody, control or possession of any other person not referred to in a Borrower’s or Guarantor’s Information Certificate or such carriers, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, such Borrower or Guarantor shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and such Borrower or Guarantor.

(j)            Each Borrower and Guarantor shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that such Borrower’s or Guarantor’s signature thereon is required therefor, (ii) upon Agent’s request after the occurrence and during the continuance of an Event of Default, causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals required by any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other Person obligated on Collateral, and taking all actions required by other law, as applicable in any relevant jurisdiction.

6.                                       COLLECTION AND ADMINISTRATION

6.1           Borrowers’ Loan Accounts.  Agent shall maintain one or more Loan accounts on its books in which shall be recorded (a) the Existing Term Loan, all Revolving Loans, all Letter of Credit Accommodations, all other Obligations and the Collateral, (b) all payments made by or on behalf of Borrowers and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan accounts shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2           Statements.  Agent shall render to Borrowers a monthly statement setting forth the balance in the Borrowers’ loan accounts maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses as of the end of such month. Agent shall use its best efforts to provide such monthly statement to Borrowers by the 15th day of the next succeeding month. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Agent receives a written notice from Borrowers of any specific exceptions of Borrowers thereto within sixty (60) days after the date such statement has been received by Borrowers. Until such time as Agent shall have rendered to Borrowers a written statement as provided above, the balance in Borrowers’ loan accounts shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers.

6.3           Collection of Accounts.

(a)           Borrowers and Guarantors shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are reasonably acceptable to Agent. Such Blocked Accounts may be Central Collection Deposit Accounts, and the term Blocked Accounts shall include the Central Collection Deposit Accounts. Borrowers and Guarantors shall retain the use of their cash, including payments and proceeds of Collateral, so long as an Availability Compliance Period does not exist; provided, that, during an Availability Compliance Period, and upon Agent’s request, each Borrower and Guarantor shall promptly deposit into one or more Blocked Accounts, and direct its account debtors to directly remit into such Blocked Accounts all payments on Receivables, other than the Non-Borrower Receivables, and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Concurrently with this Agreement, each Borrower and Guarantor shall deliver, or cause to be delivered to Agent, a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained which agreement shall provide that upon notice from Agent (which shall be given upon an Availability Compliance Triggering Event and shall be revoked promptly after the expiration of the Availability Compliance Period that was initiated upon such Availability Compliance Triggering Event), such bank will send funds on a daily basis to the Agent Payment Account and otherwise take instruction with respect to such Blocked Account only from Agent. Promptly upon Agent’s request, each Borrower and Guarantor shall execute and deliver such agreements or documents as Agent may require in connection therewith. Each Borrower and Guarantor agrees that after notice by Agent to the bank under the Deposit Account Control Agreement, all payments made to such Blocked Accounts or other funds received and collected by Agent, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, in respect of the Obligations and therefore shall constitute the property of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, to the extent of the then outstanding Obligations; provided, however, that in the event any Non-Borrower Receivable is deposited into the Blocked Accounts, in error or otherwise, such deposit shall be treated as a non-refundable payment to Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, in respect of the Obligations and therefore shall constitute the property of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, to the extent of the then outstanding Obligations.

(b)           For purposes of calculating the amount of the Revolving Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and prior to 12:00 p.m. New York time, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, for the sole and equal benefit of Wachovia and Documentation Agent, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the same day of the receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof are prior to 12:00 p.m. New York time, and if not, then on the next Business Day.

(c)           During any Availability Compliance Period, each Borrower and Obligor and its shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and promptly, upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with any Borrower’s or Obligor’s funds. Borrowers and Guarantors agree to reimburse Agent on demand for any amounts owed or paid to any bank at which a Blocked Account or any other deposit account is established or any other bank or Person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank or Person. The obligation of Borrowers and Guarantors to reimburse Agent for such amounts pursuant to this Section 6.3(c) shall survive the termination or non-renewal of this Agreement.

6.4           Payments.

(a)           Borrowers shall pay all Obligations when due. Payments on Obligations shall be made by Borrowers remitting funds to the Agent Payment Account or, at any time during an Availability Compliance Period, by payments and proceeds of Collateral being directly remitted to the Agent Payment Account as provided in Section 6.3 hereof or such other place as Agent may designate from time to time. Agent shall apply payments received or collected from Borrowers or Obligors or for the account of Borrowers or Obligors (including the monetary proceeds of collections or of realization upon any Collateral) to the specific Obligation designated by Borrowers in connection with such payment as follows:

(i)            so long as no Priority Event shall have occurred and be continuing, or will result from any of the following payment applications:

(A)          first, to pay in full all indemnities or expense reimbursements then due to Agent from Borrowers and Guarantors (other than fees);

(B)           second, ratably to pay in full indemnities or expense reimbursements then due to Lenders from Borrowers and Guarantors (other than fees);

(C)           third, ratably to pay in full all fees payable by Borrowers under the Financing Agreements then due;

(D)          fourth, ratably to pay in full interest due in respect of the Loans;

(E)           fifth, to pay or prepay principal in respect of Special Agent Advances;

(F)           sixth, to pay principal amounts permitted to be paid under the terms of Sections 2.3(c) through (g) hereof, if any, in respect of the Existing Term Loan;

(G)           seventh, to pay principal in respect of the Revolving

Loans then outstanding (whether or not then due) until paid in full;

(H)          eighth, to cash collateralize any outstanding Letter of Credit Accommodations if required under the terms of this Agreement;

(I)            ninth, to pay any Obligations due in respect of the Bank Products, if any; and

(J)            tenth, to pay any other Obligations then due, in such order and manner as Agent determines; or

(ii)           after the occurrence and during the continuance of a Priority Event:

(A)          first, to pay in full the expenses of Agent for the collection and enforcement of the Obligations and for the protection, preservation or sale, disposition or other realization upon the Collateral, including all expenses, liabilities and advances (including Special Agent Advances) incurred or made by or on behalf of Agent, in connection therewith (including attorneys’ fees and legal expenses and other expenses of Agent);

(B)           second, to pay all Obligations, other than (1) the Existing Term Loan and any Obligations related to the Existing Term Loan, and (2) any Obligations due with respect to Bank Products, until paid in full, in cash or other immediately available funds, in such order and manner as Agent shall elect in its discretion (including cash collateral for any outstanding Letter of Credit Accommodations in accordance with the terms of this Agreement);

(C)           third, to pay any Obligations due with respect to the Bank Products up to the amount of the then extant Bank Product Reserve,

(D)          fourth, to pay the Existing Term Loan and any Obligations related to the Existing Term Loan until paid in full;

(E)           fifth, to pay any remaining Obligations due in respect of the Bank Products; and

(F)           sixth, ratably to pay in full all other Obligations.

(b)           Notwithstanding anything to the contrary contained in this Agreement:

(i)            if the payment of any expenses, costs, scheduled servicing fees (such servicing fees to consist of scheduled servicing fees existing on the date hereof along with any increases to such servicing fees which have been consented to by Wachovia) and/or interest (other than default interest charged during the existence of an Event of Default) to Agent for the account of itself and Revolving Loans would accrue and become due but for the occurrence of an Insolvency Event and any such amounts are not allowed or allowable in whole or in part (any such amounts are hereinafter referred to as the “Specified Amounts”), then Agent and Revolving Loans shall receive payment in full of the Specified Amounts (but not the items excluded from Specified Amounts above) before any payment of the Existing Term Loan or any Obligations related to the Existing Term Loan; provided, that nothing herein shall prevent Agent or the Revolving Loans from recovering any default interest charged during the existence of an Event of Default from any Borrower or Guarantor not subject to an Insolvency Event, which amounts shall be payable to Agent and Revolving Loans before any payment of the Existing Term Loan or any Obligations related to the Existing Term Loan;

(ii)           should any payment or distribution on security or instrument or proceeds thereof be received by a Lender other than in accordance with this Section 6.4, such Lender shall receive and hold the same in trust, for the benefit of Agent, the other Lenders and the Bank Product Providers, and shall forthwith deliver the same to Agent (together with any endorsement or assignment of such Lender where necessary), for application by Agent to the Obligations in accordance with the terms of this Section 6.4;

(iii)          unless so directed by Borrowers, Agent shall not apply any payments which it receives to any Revolving Loans that are Eurodollar Rate Loans except on the expiration date of the Interest Period applicable to any such Revolving Loans that are Eurodollar Rate Loans and if payments are received or collected from Borrowers that otherwise would be applied to Eurodollar Rate Loans, provided no Availability Compliance Period exists, Borrowers may instruct Agent to remit such funds to Borrowers, otherwise, such payments shall be held by Agent and shall bear interest at the Federal Funds Rate per annum commencing on the second Business Day following the date such payments are received or collected from Borrowers and continuing through the date such payments are applied to the Obligations, which shall be upon the expiration of the first Interest Period after receipt or collection of such payments, to the extent of the principal amount of the applicable Eurodollar Rate Loan or otherwise, in Agent’s sole discretion, remitted to Borrowers; and

(iv)          to the extent any Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights or use.

(c)           At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan accounts of Borrowers maintained by Agent. Borrowers shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender.

Borrowers shall be liable to pay to Agent and Lenders, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(c) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4(c) shall survive the payment of the Obligations and the termination of this Agreement.

(d)           Except as required by law, Borrowers shall make all payments hereunder free and clear of and without deduction for or withholding of any taxes, levies, imposts, deductions or charges and penalties, interest and all other liabilities with respect thereto imposed by the United States or any political subdivision thereof (collectively, “Taxes”), excluding (1) Taxes imposed on or measured by the Agent’s or any Lender’s net income or capital and franchise taxes imposed on the Agent or any Lender by the jurisdiction under the laws of which the Agent or such Lender is organized or in which the Agent’s or such Lender’s lending office is located or any political subdivision thereof and (2) Taxes that are in effect and would apply at the time such Lender becomes a Lender (all such nonexcluded Taxes being hereinafter referred to as “Covered Taxes”). If the Borrowers shall be required by law to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder to the Agent or any Lender, then the sum payable shall be increased as may be necessary so that after making all required withholdings and deductions of Covered Taxes (including deductions and withholdings of Covered Taxes applicable to additional sums payable under this paragraph), the Agent or such Lender receives an amount equal to the sum the Agent or such Lender would have received had no such deductions or withholdings been made. The Borrowers shall make such deductions or withholdings and the Borrowers shall pay the full amount so deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement. The Agent and each Lender shall provide any documentation prescribed by applicable law, properly completed and executed, as will permit payments to be made by the Borrowers hereunder without the imposition of Covered Taxes. If the Agent or any Lender receives a refund or credit in respect of Covered Taxes, then the Agent or such Lender will pay over the amount of such refund or credit to Borrowers to the extent that the Agent or such Lender has received indemnity payments or additional amounts pursuant to this Section 6.4(d), net of all out-of-pocket expenses incurred in obtaining such refund or credit and without interest (other than interest paid by the relevant taxing authority with respect to such refund or credit).

6.5           Authorization to Make Loans.  Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of a Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations; provided, however, that Agent and Lenders shall direct the Loans only into those accounts of a Borrower authorized in writing by more than one Authorized Officer. The foregoing sentence notwithstanding, if Agent or a Lender makes a Loan into an account of a Borrower designated by a Person who no longer is an Authorized Officer and Agent did not receive notice that such Person is no longer an Authorized Officer, such Loan will still be considered an Obligation hereunder. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day for any Revolving Loan or Letter of Credit Accommodation and must be the date hereof with respect to the Existing Term Loan) and the amount of the requested Loan. Requests received after 12:00 p.m. New York time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers or when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of Borrowers or in accordance with the terms and conditions of this Agreement.

6.6           Use of Proceeds.  Borrowers shall use the proceeds of the Loans provided by or on behalf of Lenders to Borrowers hereunder only for (a) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements and consummation of any other permitted transactions contemplated hereby which will take place on the date hereof, (b) the repurchase of shares of Capital Stock to the extent permitted by the terms and condition of this Agreement, and (c) for general operating, working capital and other proper corporate purposes of Borrowers not otherwise prohibited by the terms hereof. None of the proceeds of any Loans or Letter of Credit Accommodations will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans or Letter of Credit Accommodations to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.7           Pro Rata Treatment.  Except to the extent otherwise provided in this Agreement:  (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.8           Sharing of Payments, Etc.

(a)           Each Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of any Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to any Borrower), in which case it shall promptly notify Borrowers and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b)           If any Lender (including Agent) shall obtain from any Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by Borrowers to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)           Each Borrower agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)           Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.9           Settlement Procedures.

(a)           In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to Borrowers’ loan accounts or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b)           With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. New York time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. New York time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. New York time on the same Business Day and if received by a Lender after 12:00 p.m. New York time, then such Lender shall make the settlement transfer by no later than 3:00 p.m. New York time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, then, if the summary statement is prepared and delivered to Lenders by Agent prior to 12:00 p.m. New York time, then Agent shall make the transfer described in this Section by no later than 3:00 p.m. New York time on the same Business Day and if prepared and delivered to Lenders by Agent after 12:00 p.m. New York time, then Agent shall make the transfer by no later than 3:00 p.m. New York time on the next Business Day following the date of receipt, by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders and the Agent to transfer such funds and effect such settlement shall be irrevocable. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c)           To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to Borrowers. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Revolving Loan Commitment or Existing Term Loan Commitment, as the case may be, of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d)           If Agent is not funding a particular Loan to Borrowers pursuant to Section 6.9(a) hereof on any day, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of Borrowers on such day. If Agent makes such corresponding amount available to Borrowers and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest interest rate provided for in Section 3.1 hereof applicable to such Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of Borrowers shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Borrowers of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Borrowers’ receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Agent, in each case within two (2) Business Days after the date such payment is due, is a “Defaulting Lender”. Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Total Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Revolving Loan Commitment or Existing Term Loan Commitment of any Lender, or relieve or excuse the performance by any Borrower or any Obligor of their duties and obligations hereunder.

(e)           Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Total Commitment hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Total Commitment.

6.10         Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

7.                                       COLLATERAL REPORTING AND COVENANTS

7.1           Collateral Reporting.

(a)           Borrowers shall provide Agent with the following documents in a form satisfactory to Agent:

(i)            as soon as possible after the end of each month (but in any event within fifteen (15) Business Days after the end thereof), on a monthly basis, and at any time during an Availability Compliance Period, more frequently as Agent may request: (A) Inventory reports by category, (B) a Collateral mix report, in form and substance satisfactory to Agent, certified by either the Principal Accounting Officer or the Principal Financial Officer of each Borrower; (C) a certified calculation of the Borrowing Base and the Borrowers’ Excess Availability, which shall be at least $7,500,000, substantially in the form of Exhibit B hereto (a “Borrowing Base Certificate”), which certificate shall include the calculation of Net Amount of Eligible Credit Card Receivables, Net Amount of Eligible Damaged Goods Vendors Receivables and Net Amount of Eligible Sell-Off Vendors Receivables after giving effect to the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof; provided, that a Borrowing Base Certificate shall be delivered weekly during any Availability Compliance Period; and (D) a statement confirming the payment of rent and other amounts due to owners and lessors of real property used by any Borrower or Guarantor during the immediately preceding month, subject to year-end or periodic adjustments, certified by the principal accounting officer or principal financial officer of each Borrower as true and correct;

(ii)           as soon as possible after the end of each fiscal quarter (but in any event within fifteen (15) Business Days after the end thereof), on a quarterly basis, or during any Availability Compliance Period, more frequently as Agent may request, (A) perpetual Inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, bailees or other third parties in possession of the Collateral); (B) a report detailing Inventory turnover, (C) the addresses of all new retail store locations of any Borrower or Guarantor opened, and existing retail store locations closed or sold, in each case during the immediately preceding fiscal quarter, certified by the principal accounting officer or principal financial officer of each Borrower as true and correct, and (D) a report of all deposit accounts (including without limitation local retail store deposit accounts) opened by any Borrower or Guarantor with any bank during the immediately preceding fiscal quarter, which report shall include the Borrower or Guarantor in whose name the account is maintained, the account number of such account, the name and address of the bank at which such account is maintained, the purpose of such account and the amount held in such account if any, on or about the date of such report;

(iii)          upon the occurrence and during the continuance of an Event of Default or during such time as Agent performs an audit or examination of the Borrowers and Guarantors, upon Agent’s reasonable request, (a) amounts owing to owners and lessors of retail store locations, (b) copies of all bank statements, (c) copies of shipping and delivery documents, and (d) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower or Guarantor;

(iv)          upon Agent’s reasonable request, (a) reports of sales for each category of Inventory, (b) reports of aggregate Inventory purchases (including all costs related thereto, such as freight, duty and taxes) and identifying items of Inventory in transit to each Borrower related to the applicable documentary letter of credit and/or bill of lading number, (c) copies of remittance advices and reports, (d) copies of bank statements relating to the Blocked Accounts, (e) reports by retail store location of sales and operating profits for each such retail store location, and (f) agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises (except for the retail store locations), warehouses, fulfillment centers, bailees and other third parties from time to time in possession of any Collateral);

(v)           upon the occurrence and during the continuance of an Event of Default, as frequently as Agent may request, (a) the monthly statements received by any Borrower or Guarantor or any of its Affiliates from any Credit Card Issuers or Credit Card Processors, together with such additional information with respect thereto as shall be sufficient to enable Agent to monitor the transactions pursuant to the Credit Card Agreements, (b) a report of credit card sales during the preceding month, including the amount of the chargebacks, fees, factored receivables, and credits with respect thereto and providing an aging of such sales identifying those outstanding more than five (5) days since the sale date giving rise thereto, (c) reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals, and (d) a report reconciling the amount of Non-Borrower Receivables received by or into the account of any Borrower and remitted by such Borrower or another Person at the direction of such Borrower to or for the account of World Bank, Nevada Factoring or any other Person; and

(vi)          such other reports as to the Collateral as Agent shall reasonably request from time to time.

(b)           If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower or Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2           Accounts Covenants.

(a)           Each Borrower and Guarantor shall notify Agent promptly of the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, Credit Card Issuer or Credit Card Processor or any material disputes with any of such persons or any settlement, adjustment or compromise thereof and all material adverse information relating to the financial condition of any account debtor, Credit Card Issuer or Credit Card Processor. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor except in the ordinary course of such Borrower’s or Guarantor’s business in accordance with the current practices of such Borrower or Guarantor as in effect on the date hereof. So long as an Event of Default exists or has occurred and is continuing, no Borrower or Guarantor shall, without the prior consent of Agent, settle, adjust or compromise any material claim, offset, counterclaim or dispute with any account debtor, Credit Card Issuer, Credit Card Processor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors, Credit Card Issuers or Credit Card Processors or grant any credits, discounts or allowances.

(b)           With respect to each Account: no payments shall be made thereon except payments delivered to Agent pursuant to the terms of this Agreement, there shall be no material setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement and none of the transactions giving rise thereto will violate any applicable State or Federal Laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c)           Each Borrower and Guarantor shall notify Agent promptly of: any notice of a material default by such Borrower or Guarantor under any of the Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to such Borrower or Guarantor, any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to such Borrower or Guarantor from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and the failure of such Borrower or Guarantor to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to such Borrower or Guarantor.

(d)           Upon an Event of Default, Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3           Inventory Covenants.  With respect to the Inventory:  (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of such Borrower’s or Guarantor’s Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) each Borrower and Guarantor shall conduct a physical count of its Inventory either through periodic cycle counts or wall to wall counts, so that all Inventory is subject to such counts at least once each year, but at any time or times as Agent may request on or after an Event of Default, and promptly following such physical inventory (whether through periodic cycle counts or wall to wall counts) shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) no Borrower or Guarantor shall remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of such Borrower’s or Guarantor’s business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrowers and Guarantors shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request at Agent’s expense, or at any time or times as Agent may reasonably request at Borrowers’ expense during an Additional Appraisal/Field Exam Period, deliver or cause to be delivered to Agent written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and upon which Agent and Lenders are expressly permitted to rely; (e) upon Agent’s request, Borrowers and Guarantors shall, at their expense, conduct through RGIS Inventory Specialists, Inc. or another inventory counting service acceptable to Agent, a physical count of the Inventory in form, scope and methodology acceptable to Agent no more than one (1) time in any twelve (12) month period, and at a time to coincide with Borrowers’ and or Guarantors’ physical count of the Inventory, so long as no Availability Compliance Period exists, the results of which shall be reported directly by such inventory counting service to Agent and Borrowers and Guarantors shall promptly deliver confirmation in a form reasonably satisfactory to Agent that appropriate adjustments have been made to the inventory records of Borrowers and Guarantors to reconcile the inventory count to Borrowers’ and Guarantors’ inventory records; (f) each Borrower and Guarantor shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (g) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (h) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (i) no Borrower or Guarantor shall sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate such Borrower or Guarantor to repurchase such Inventory except for the right of return given to retail customers of any Borrower or Guarantor in the ordinary course of the business of such Borrower or Guarantor in accordance with the then current return policy of such Borrower; (j) each Borrower and Guarantor shall keep the Inventory in good and marketable condition; and (k) no Borrower or Guarantor shall, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by such Borrower or Guarantor to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4           Equipment Covenants.  With respect to the Equipment:  (a) upon Agent’s request, Borrowers and Guarantors shall, at their expense, at any time or times as Agent may request after the occurrence and during the continuance of an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Equipment in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely; (b) Borrowers and Guarantors shall use commercially reasonable efforts to keep the Equipment in good order, repair and running (ordinary wear and tear excepted); (c) Borrowers and Guarantors shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in the business of Borrowers and

Guarantors and not for personal, family, household or farming use; (e) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrowers and Guarantors in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) Borrowers and Guarantors assume all responsibility and liability arising from the use of the Equipment.

7.5           Bills of Lading and Other Documents of Title.

(a)           On and after the date hereof, each Borrower shall cause all bills of lading or other documents of title relating to goods purchased by such Borrower which are outside the United States of America and in transit to the premises of such Borrower or the premises of a Freight Forwarder in the United States of America (i) to be issued in a form so as to constitute negotiable documents as such term is defined in the Uniform Commercial Code and (ii) other than those relating to goods being purchased pursuant to a Letter of Credit, to be issued either to the order of Agent or such other person as the Agent may from time to time designate for such purpose as consignee or such Borrower as consignee, as Agent may specify.

(b)           There shall be no more than three (3) originals of any bills of lading and other documents of title relating to goods being purchased by a Borrower which are outside the United States of America and in transit to the premises of such Borrower or the premises of a Freight Forwarder in the United States of America. As to any such bills of lading or other documents of title, unless and until Agent shall direct otherwise, three (3) originals of each of such bill of lading or other document of title shall be delivered to such Freight Forwarder as such Borrower may specify and that is party to a Collateral Access Agreement. Upon the request of Agent, one (1) original of each such bill of lading or other document of title shall be delivered to Agent. To the extent that the terms of this Section have not been satisfied as to any Inventory, such Inventory shall not constitute Eligible Inventory, except as Agent may otherwise agree.

7.6           Power of Attorney.  Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s or Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s or Guarantor’s, or Agent’s name, to, at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral, (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements, (x) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (xi) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (xii) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (xiii) endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (xiv) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s own name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (xv) sign such Borrower’s or Guarantor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.7           Right to Cure.  Agent may, at its option, upon notice to Borrowers, (a) cure any default by any Borrower or Obligor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Obligor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge Borrowers’ loan accounts therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or any Obligor. Any payment made or other action taken by Agent or any Lender under this Section shall be (a) made by Agent or such Lender after Agent or such Lender makes reasonable efforts to consult with Borrowers with respect thereto, and (b) without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.8           Access to Premises.  From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent and its designees (which shall include Documentation Agent) shall contemporaneously have complete access to all of each Borrower’s and Guarantor’s personnel and premises during normal business hours and after notice to, or at any time and without notice to Borrowers or Guarantors if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and (b) Borrowers and Guarantors shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and (c) Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s or Guarantor’s equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

8.                                       REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

8.1           Corporate Existence, Power and Authority.  Each Borrower and Guarantor is a corporation or limited liability company duly organized and in good standing under the laws of its state of incorporation or formation identified in its Information Certificate and is duly qualified as a foreign corporation or limited liability company and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Borrower’s or Guarantor’s financial condition, results of operation or business or the rights of Agent in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder by each Borrower and Guarantor (a) are all within such Borrower’s or Guarantor’s corporate or limited liability company powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of such Borrower’s or Guarantor’s certificate of incorporation, certificate of formation, by-laws, operating agreement or other organizational documentation, or any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its property are bound, except for those lease agreements of Lerner for which Lerner did not obtain consents from the parties thereto with respect to this Agreement, and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of such Borrower or Guarantor other than liens in favor of Agent or any Lender as contemplated hereby. This Agreement and the other Financing Agreements to which each Borrower and Guarantor is a party constitute legal, valid and binding obligations of such Borrower or Guarantor enforceable in accordance with their respective terms.

8.2           Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)           The exact legal name of each Borrower and Guarantor is as set forth on the signature pages of this Agreement and in each Borrower’s and Guarantor’s Information Certificate, subject to the rights of Borrowers and Guarantors to change names in accordance with Section 9.1(b) hereof. No Borrower or Guarantor has, during the five years immediately prior to the date hereof, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in such Borrower’s or Guarantor’s Information Certificate.

(b)           Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in such Borrower’s and Guarantor’s Information Certificate. Each Borrower’s and Guarantor’s Information Certificate accurately sets forth the organizational identification number of such Borrower or Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of such Borrower and Guarantor, subject to the right of each Guarantor or Borrower to change names in accordance with Section 9.1(c) hereof.

(c)           The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address(es) identified as such in such Borrower’s and Guarantor’s Information Certificate, subject to the rights of each Borrower and Guarantor to change its chief executive office or its mailing address in accordance with Section 9.1(c) hereof, and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in such Borrower’s or Guarantor’s Information Certificate, subject to the rights of Borrowers and Guarantors to establish new locations in accordance with Section 9.2 hereof. Each Borrower’s and Guarantor’s Information Certificate correctly identifies any of such locations which are not owned by such Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.3           Financial Statements; No Material Adverse Change.  All financial statements relating to Borrowers and Guarantors (or any of them) which have been or may hereafter be delivered by Borrowers and Guarantors (or any of them) to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of Borrowers and Guarantors as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers or Guarantors to Agent prior to the date of this Agreement or otherwise fully and accurately disclosed to Agent in writing, there has been no act, condition, circumstance or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of Borrowers and Guarantors furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement.

8.4           Priority of Liens; Title to Properties.  The security interests and liens granted to Agent under this Agreement and the other Financing Agreements upon filing the appropriate documents (including UCC financing statements and filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office), but only if and to the extent that a security interest may be so perfected under applicable laws, constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on the Information Certificates and the other liens permitted under Section 9.8 hereof.

8.5           Tax Returns.  Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner (including any extensions) all federal income tax returns and all other material tax returns, reports and declarations that are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes (i) the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books or (ii) the nonpayment of which could not reasonably be expected to have a Material Adverse Effect. Adequate provision has been made for the payment of all accrued and unpaid material Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6           Litigation.  Except as set forth in the Information Certificates, (a) there are no investigations by any Governmental Authority pending, or to the best of each Borrower’s Guarantor’s knowledge threatened, against or affecting any Borrower or Guarantor, its assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of each Borrower’s and Guarantor’s knowledge threatened, against any Borrower or Guarantor or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect.

8.7           Compliance with Other Agreements and Applicable Laws.  Except for those lease agreements of Lerner for which Lerner did not obtain consents from the parties thereto with respect to this Agreement, no Borrower or Guarantor is in default in any respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound which could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor is in compliance in all respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), all Federal, State and local states, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder).

8.8           Environmental Compliance.

(a)           Except as set forth on Schedule 8.8 hereto or as would not reasonably be expected to have a Material Adverse Effect, no Borrower or Guarantor has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or any permit issued to any Borrower or Guarantor under Environmental Law, and the operations of Borrowers and Guarantors and their respective Subsidiaries comply in all material respects with all Environmental Laws and all permits issued to any Borrower or Guarantor under Environmental Law.

(b)           Except as set forth on Schedule 8.8 hereto or as would not reasonably be expected to have a Material Adverse Effect, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of each Borrower’s and Guarantor’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by such Borrower or Guarantor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials by such Borrower or Guarantor or any other environmental, health or safety matter involving such Borrower or Guarantor, which adversely affects or would reasonably be expected to adversely affect in any material respect such Borrower or Guarantor or its business, operations or assets or any properties at which such Borrower or Guarantor has transported, stored or disposed of any Hazardous Materials.

(c)           Except as set forth on Schedule 8.8 hereto or as would not reasonably be expected to have a Material Adverse Effect, no Borrower or Guarantor has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d)           Except as set forth on Schedule 8.8 hereto or as would not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor has all permits required to be obtained or filed in connection with the operations of such Borrower and Guarantor under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other permits are valid and in full force and effect.

8.9           Employee Benefits.

(a)           Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law and each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is still within the remedial amendment period (as defined in Section 401(b) of the Code) to obtain a favorable determination letter. Each Borrower and Guarantor and its ERISA Affiliates have made all required contributions to any Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any such Pension Plan.

(b)           Except as could not reasonably be expected to have a Material Adverse Effect, there are no pending, or to the best of each Borrower’s and Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, and there has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)           (i)            Except as could not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of the assets of each Pension Plan (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code) are not exceeded by such Pension Plan’s liabilities under Section 4001(a)(16) of ERISA in an amount that could reasonably be expected to have a Material Adverse Effect; (iii) no Borrower or Guarantor or any of its ERISA Affiliates have incurred nor do any of them reasonably expect to incur any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) in an amount which could reasonably be expected to have a Material Adverse Effect; (iv) except as could not reasonably be expected to have a Material Adverse Effect, no Borrower or Guarantor or any of its ERISA Affiliates have incurred nor do any of them reasonably expect to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) except as set forth on Schedule 8.9(c) hereto, no Borrower or Guarantor or any of its ERISA Affiliates has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10         Bank Accounts, etc.  All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on such Borrower’s or Guarantor’s Information Certificate, subject to the right of Borrowers and Guarantors to establish new accounts in accordance with Section 5.2(d) hereof.

8.11         Intellectual Property.  Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, no Borrower or Guarantor has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in such Borrower’s or Guarantor’s Information Certificate and has not granted any licenses with respect thereto other than as set forth in such Borrower’s or Guarantor’s Information Certificate. To the best of each Borrower’s and Guarantor’s knowledge, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of any Borrower’s or Guarantor’s Intellectual Property rights the loss of which could reasonably be expected to have a Material Adverse Effect. To the best of each Borrower’s and Guarantor’s knowledge, except as could not reasonably be expected to have a Material Adverse Effect: (i) no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently, (ii) and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property. Each Borrower’s and Guarantor’s Information Certificate sets forth all of the agreements of such Borrower or Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any material trademarks, logos, designs or other material Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) as set forth on such Borrower’s or Guarantor’s Information Certificate, (b) to the extent permitted under the term of the License Agreements listed on such Borrower’s or Guarantor’s  Information Certificate, and (c) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12         Subsidiaries; Affiliates; Capitalization; Solvency.

(a)           No Borrower or Guarantor has any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in such Borrower’s or Guarantor’s Information Certificate.

(b)           Each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on such Borrower’s or Guarantor’s Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of Subsidiary of a Borrower or Guarantor are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary of a Borrower or Guarantor is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c)           The issued and outstanding shares of Capital Stock of each Borrower and Guarantor are directly and beneficially owned and held by the persons indicated in such Borrower’s or Guarantor’s Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as may be permitted under the terms of the Financing Agreements.

(d)           Each Borrower and Guarantor is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

8.13         Labor Disputes.

(a)           Set forth on Schedule 8.13 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to any Borrower or Guarantor and any union, labor organization or other bargaining agent in respect of the employees of such Borrower or Guarantor on the date hereof.

(b)           Except as could not reasonably be expected to have a Material Adverse Effect, there is (i) no unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of such Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against such Borrower or Guarantor or, to best of such Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of such Borrower’s or Guarantor’s knowledge, threatened against such Borrower or Guarantor.

8.14         Restrictions on Subsidiaries.  Except for restrictions contained in this Agreement, the Transition Services Agreement, or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof (or hereafter in effect pursuant to any refinancing thereof permitted under the terms of this Agreement), there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between Borrowers, (ii) between any Borrower or Guarantor and any Subsidiary of a Borrower or Guarantor, or (iii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15         Material Contracts.  Schedule 8.15 hereto sets forth a list of all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. Each Borrower and Guarantor has delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. No Borrower or Guarantor is in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16         Credit Card Agreements.  Set forth in Schedule 8.16 hereto is a correct and complete list of all of the Credit Card Agreements as of the date hereof and all other agreements, documents and instruments existing as of the date hereof between or among any Borrower or Guarantor, any of their Affiliates, the Credit Card Issuers, the Credit Card Processors and any of their Affiliates. The Credit Card Agreements constitute all of such agreements necessary for Borrowers and Guarantors to operate their business as presently conducted with respect to credit cards and debit cards and no Receivables of any Borrower or Guarantor arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom such Borrower or Guarantor has entered into one of the Credit Card Agreements set forth on Schedule 8.16 hereto or with whom such Borrower or Guarantor has entered into a Credit Card Agreement in accordance with Section 9.22 hereof. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of the Borrower or Guarantor that is party thereto and to the best of each Borrower and Guarantor’s knowledge, the other parties thereto, enforceable in accordance with their respective terms and is in full force and effect. Except as could not reasonably (i) be expected to have a Material Adverse Effect or (ii) result in the cessation of the transfer of payments under any Credit Card Agreement to the Blocked Accounts as required under this Agreement, no default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred. The applicable Borrower and Guarantors and the other parties thereto have complied with all of the terms and conditions of the Credit Card Agreements to the extent necessary for such Borrower or Guarantor to be entitled to receive all payments thereunder which constitute proceeds of Eligible Credit Card Receivables. Borrowers and Guarantors have delivered, or caused to be delivered to Agent, true, correct and complete copies of all of the Credit Card Agreements.

8.17         Payable Practices.  Borrowers and Guarantors have not made any material changes in their historical accounts payable practices from those in effect immediately prior to the date hereof.

8.18         Accuracy and Completeness of Information.  All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificates is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.19         No Defaults.  As of the date hereof, no event has occurred and is continuing that constitutes (a) an Event of Default or Default hereunder, [or (b) except as could not reasonably be expected to have a Material Adverse Effect, a default or event of default under the Transition Services Agreement.

8.20         Transition Services.  As of the date hereof, the only material services being provided to Borrowers and Guarantors under the Transition Services Agreement are logistics or other such Inventory processing and handling services.

8.21         Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to

Agent or any Lender.

9.                                       AFFIRMATIVE AND NEGATIVE COVENANTS

9.1           Maintenance of Existence.

(a)           Except as permitted under Section 9.7 hereof, each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its corporate existence and material rights and franchises with respect thereto and maintain in full force and effect all material licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted.

(b)           No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from such Borrower or Guarantor of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c)           No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from such Borrower or Guarantor of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. Without the prior written consent of Agent, such consent not to be unreasonably withheld, no Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure.

9.2           New Collateral Locations.  Any Borrower or Guarantor may open any new location within the continental United States provided such Borrower or Guarantor (a) gives Agent written notice of the opening of any such new location on or before the date such Borrower or Guarantor decides to open such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.

9.3           Compliance with Laws, Regulations, Etc.

(a)           Except as could not reasonably be expected to cause a Material Adverse Effect, each Borrower and Guarantor shall, and shall cause its respective Subsidiaries to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), all Federal, State and local statutes, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder) and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws.

(b)           Each Borrower and Guarantor shall give written notice to Agent promptly upon such Borrower’s or Guarantor’s receipt of any notice of, or such Borrower’s or Guarantor’s otherwise obtaining knowledge of any of the following, except if it could not reasonably be expected to have a Material Adverse Effect, (i) the occurrence of any event involving the unpermitted release, spill or discharge, threatened or actual, of any Hazardous Material by any Borrower or Guarantor or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material by any Borrower or Guarantor other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrowers and Guarantors to Agent. Borrowers and Guarantors shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c)           Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any non-compliance, with any Environmental Law except with respect to such noncompliance that could not reasonably be expected to have a Material Adverse Effect, Borrowers and Guarantors shall, at Agent’s request and Borrowers’ expense: (i) cause an independent environmental consultant reasonably acceptable to Agent to assess such non-compliance or alleged non compliance with such Environmental Laws (including sampling and analysis, if necessary) and prepare and deliver to Agent a report as to such non-compliance setting forth the results of any sampling or analysis, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such consultant whenever the scope of such non-compliance, or any Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)           Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans except to the extent such losses, claims, damages, liabilities, costs, and expenses arise out of or are attributable to the negligence or willful misconduct of Agent or any Lender. All representations, warranties and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4           Payment of Taxes and Claims.  Each Borrower and Guarantor shall, and shall cause its Subsidiaries to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes (i) the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor or its Subsidiaries, as the case may be, and with respect to which adequate reserves have been set aside on its books or (ii) the non-payment of which could not reasonably be expected to have a Material Adverse Effect.

9.5           Insurance.  Each Borrower and Guarantor shall, and shall cause its Subsidiaries to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Each Borrower and Guarantor shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if such Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies with regard to such insurance shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for such Borrower or Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Within ten days after the date hereof, Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured, as its interests may appear (but without any liability for any premiums), under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all such insurance policies in form and substance satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower or Guarantor or any of its Affiliates. Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations, whether or not then due, in accordance with Section 6.4(a) hereof. Upon application of such proceeds to the Revolving Loans, Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.

9.6           Financial Statements and Other Information.

(a)           Each Borrower and Guarantor shall, and shall cause its Subsidiaries to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower or Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and Borrowers and Guarantors shall notify their auditors and accountants that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrowers and Guarantors shall furnish or cause to be furnished to Agent, the following: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of NY&Co and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by either the “chief accounting officer or the or chief financial officer of each Borrower, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in a form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers and Guarantors are in compliance with the covenants set forth in Sections 9.17 and 9.18 of this Agreement for such month, (ii) during any Availability Compliance Period or any Additional Appraisal/ Field Exam Period, on the last Business Day of any month therein, Borrowers will deliver to Agent a compliance report, in form and substance reasonably satisfactory to Agent, along with a schedule of the calculations used in determining, as of the end of such month and such other date determined by Borrowers in their sole discretion, whether either or both an Availability Compliance Period and an Additional Appraisal/Field Exam Period has ceased to exist, and (iii) without duplication within ninety (90) days after each Fiscal Year-End, audited consolidated financial statements and unaudited consolidating financial statements of NY&Co and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of NY&Co and its Subsidiaries as of the Fiscal Year-End of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by NY&Co and reasonably acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of NY&Co and its Subsidiaries as of the Fiscal Year-End then ended.

(b)           Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $1,000,000 or which if adversely determined would result in any material adverse change in any Borrower’s or Guarantor’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event the applicable Borrower or Guarantor shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $1,000,000 shall have been entered against any Borrower or Guarantor or any of its properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Event of Default.

(c)           Borrowers shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc. Borrowers shall, in addition to the foregoing, promptly after the sending of all material business reports which any Borrower or Guarantor sends to its stockholders generally furnish or cause to be furnished to Agent copies thereof.

(d)           As soon as available but in any event by no later than the thirtieth (30th) day after each Fiscal Year-End, Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority, or to any Lender or Participant or prospective Lender or Participant, or any financial institution engaged in the same business as Agent. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers’ expense and without duplication, copies of the financial statements of Borrowers and Guarantors (or any of them) and any reports or management letters prepared by such accountants or auditors on behalf of Borrowers and Guarantors (or any of them) and to disclose to Agent and Lenders such information as they may have regarding the business of any Borrower or Guarantor. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by party to Agent or such Lender in writing.

9.7           Sale of Assets, Consolidation, Merger, Dissolution, Etc.  No Borrower or Guarantor shall, nor shall it permit any of its Subsidiaries to, directly or indirectly:

(a)           merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it; provided, however, upon prior written notice to Agent:

(i)            a Borrower may merge into or with or consolidate with another Borrower so long as both before and after giving effect thereto no Default, Event of Default or Material Adverse Effect exists or would occur;

(ii)           a Guarantor may merge into or with or consolidate with another Guarantor; and

(iii)          a Guarantor may merge into or with or consolidate with a Borrower so long as (A) such Borrower is the surviving entity with respect thereto and continues to be an organization of the type, domiciled in the state and bearing the same corporate name as existed prior to such merger or consolidation, (B) no Default or Event of Default then exists or would occur, (C) no liens, other than those permitted under the terms of this Agreement with regard to a Borrower, on the assets of such Guarantor then exist, and (D) such Borrower would not, as a result of such transaction, be liable for any Indebtedness or other obligations of such Guarantor, other than Indebtedness or other obligations which are permitted under the terms of this Agreement with regard to a Borrower;

(b)           sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock to any other Person or any of its assets to any other Person, except for

(i)            sales of Inventory in the ordinary course of business;

(ii)           subleases of real property or licenses of Intellectual Property in the ordinary course of business, as disclosed to Agent pursuant to quarterly reports of such activity,

(iii)          exclusive of sales or dispositions contemplated by clause (vi) hereof, the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of Borrowers) so long as the value of such Equipment sold in any fiscal year is equal to or less than the value of all Equipment acquired in such year, and

(iv)          the issuance and sale by any Borrower or Guarantor of Capital Stock of such Borrower or Guarantor after the date hereof; provided, that, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by such Borrower or Guarantor, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letter of Credit Accommodations or the right of any Borrower or Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrowers and Guarantors with Agent and Lenders or are more restrictive or burdensome to Borrowers and Guarantors than the terms of any Capital Stock in effect on the date hereof and (D) if an Event of Default then exists, all of the proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in accordance with Section 6.4(a) hereof or at Agent’s option, to be held as cash collateral for the Obligations,

(v)           the issuance of Capital Stock of a Borrower or Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(vi)          sales or other dispositions by any Borrower of assets in connection with the closing or sale of a retail store location of such Borrower in the ordinary course of such Borrower’s business which consist of leasehold interests in the premises of such store, the Equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such store; provided, that, as to each and all such sales and closings, on the date of, and after giving effect to, any such closing or sale, (A) the number of retail store locations closed or sold by such Borrower in any fiscal year minus the number of retail stores opened by such Borrower in such fiscal year, shall not exceed the amount equal to fifteen percent (15%) of the number of retail store locations of such Borrower as of the end of the immediately preceding fiscal year, (B) Agent shall have received not less than ten (10) Business Days prior written notice of such sale or closing, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Agent may request, (C) as of the date of such sale or other disposition and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (D) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction, and (E) any and all proceeds payable or delivered to such Borrower or any Guarantor in respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to Agent in accordance with the terms of this Agreement (except to the extent such proceeds reflect payment in respect of Indebtedness secured by a properly perfected first priority security interest in the assets sold, in which case, such proceeds shall be applied to such Indebtedness secured thereby),

(vii)         sales or transfers of assets between Borrowers,

(viii)        sales or transfers of assets from a Guarantor to a Borrower so long as no Default or Event of Default would occur as a result thereof,

(ix)           sales or transfers of assets among Guarantors, and

(x)            the sale by Borrowers of the assets and properties related to the “JasmineSola” division so long as the following conditions have been satisfied: (A)  Agent shall have received not less than ten (10) Business Days prior written notice of such sale, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale, the assets to be sold, the purchase price and the manner of payment thereof and such other information with respect thereto as Agent may request, (B) as of the date of such sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (C) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction, and  (D) Borrowers may receive and retain the net proceeds of any such sale if each of the following conditions have been satisfied:  (a) no Availability Compliance Period is then in effect, and (b) Agent shall have received a pro forma Borrowing Base Certificate that reflects the effect of the transactions contemplated by such sale, and if such conditions are not satisfied, all net proceeds payable or delivered to Jasmine or the other Borrowers or any Guarantor in respect of such sale shall be paid or delivered, or caused to be paid or delivered, to Agent in accordance with the terms of this Agreement (except to the extent such proceeds reflect payment in respect of Indebtedness secured by a properly perfected first priority security interest in the assets sold, in which case, such proceeds shall be applied to such Indebtedness secured thereby);

(c)           except as permitted in clause (a) above, wind up, liquidate or dissolve; or

(d)           agree to do any of the foregoing.

9.8           Encumbrances.

No Borrower or Guarantor shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a)           the security interests and liens of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers;

(b)           liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor or its Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books;

(c)           non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s, such Guarantor’s, or such Subsidiary’s, business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, such Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d)           zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, such Guarantor or such Subsidiary, as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e)           purchase money security interests in Equipment (including Capital Leases) to secure Indebtedness permitted under Section 9.9(b) hereof;

(f)            pledges and deposits of cash by such Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the practices of such Borrower or Guarantor as of the date hereof;

(g)           pledges and deposits of cash by such Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent;

(h)           liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by a Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

(i)            liens or rights of setoff or credit balances of such Borrower or Guarantor with Credit Card Issuers, but not liens on or rights of setoff against any other property or assets of such Borrower or Guarantor pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of such Borrower or Guarantor to the Credit Card Issuers as a result of fees and chargebacks;

(j)            deposits of cash with the owner or lessor of premises leased and operated by such Borrower or Guarantor in the ordinary course of the business of such Borrower or Guarantor to secure the performance by such Borrower or Guarantor of its obligations under the terms of the lease for such premises;

(k)           judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

(l)            the security interests and liens in favor of New Term Loan Agent to secure Indebtedness permitted by Section 9.9(i) hereof and that are subject to the terms and conditions of the New Term Loan Intercreditor Agreement; and

(m)          the security interests and liens set forth on the Information Certificates.

9.9           Indebtedness.  No Borrower or Guarantor shall, nor shall it permit any of its respective Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness of any other Person, except:

(a)                                  the Obligations;

(b)           purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) so long as such security interests do not apply to any property of any Borrower or Guarantor, or any Subsidiary of a Borrower or Guarantor other than the Equipment so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment so acquired, as the case may be;

(c)           unsecured Indebtedness of a Borrower or Guarantor arising after the date hereof to any third person; provided, that, (i) Borrowers have Excess Availability plus Qualified Cash of at least the Specified Excess Availability Amount after giving effect to such Indebtedness, and if such Indebtedness is incurred while an Event of Default has occurred and is continuing, each of the following conditions is satisfied as determined by Agent, such Indebtedness shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in such order and manner consistent with Section 6.4(a) hereof, or at Agent’s option, to be held as cash collateral for the Obligations, (v) such Borrower or Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vi) such Borrower or Guarantor shall furnish to Agent all notices or demands in connection with such Indebtedness either received by such Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by such Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(d)           [Reserved];

(e)           refinancing of the Indebtedness referenced in the subsections (a), (b) or (c) above so long as such Indebtedness continues to comply with all provisions of such subsections (a), (b), or (c) as applicable, and the incurrence of such Indebtedness would not otherwise cause a Default or Event of Default to occur;

(f)            unsecured Indebtedness arising under or pursuant to any agreements entered into by a Borrower or Guarantor or a Subsidiary of a Borrower or Guarantor, for non-speculative purposes, that provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Person’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices;

(g)           Indebtedness arising in connection with any reasonable deferred compensation plan to officers, employees and directors for services rendered to Borrowers and Guarantors in the ordinary course of business;

(h)           the Indebtedness set forth on Schedule 9.9(h) hereto or other Indebtedness of any Borrower to another Borrower or Guarantor or of any Guarantor to a Borrower or another Guarantor, in each case, so long as (i) such Guarantors are parties to the Intercompany Subordination Agreement, (ii) such Indebtedness is unsecured and (iii) payments made by a Borrower with respect to such Indebtedness are made on a non-cash basis by way of a balance sheet adjustment; and

(i)            Indebtedness of Borrowers and Guarantors to New Term Loan Agent and New Term Loan Lenders evidenced by or arising under the New Term Loan Agreement (as permitted to be amended under the terms of the New Term Loan Intercreditor Agreement); provided, that, each of the following conditions is satisfied as determined by Agent:

(i)            Agent shall have received not less than thirty (30) days’ prior written notice of the intention of Borrowers and Guarantors to incur the such Indebtedness, including a description of the terms of such Indebtedness;

(ii)           the aggregate principal amount of such Indebtedness shall not exceed $100,000,000, less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof, plus any interest in accordance with the terms of the New Term Loan Agreement (as may be amended in accordance with the terms and conditions of the New Term Loan Intercreditor Agreement);

(iii)          the Existing Term Loan and all Obligations relating thereto shall have been indefeasibly paid in full in immediately available funds;

(iv)          Agent shall have received, in form and substance reasonably satisfactory to Agent, the New Term Loan Intercreditor Agreement, duly authorized, executed and delivered by New Term Loan Agent and acknowledged by Borrowers and Guarantors;

(v)           the security interests and liens and other terms thereof shall be subject to the terms of the New Term Loan Intercreditor Agreement to the extent provided for therein;

(vi)          Agent shall have received, in form and substance satisfactory to Agent, true, correct and complete copies of all of the New Term Loan Documents or other agreements, documents, and instruments evidencing or otherwise related to such Indebtedness, each as executed and delivered by the parties thereto;

(vii)         Borrowers and Guarantors shall not, directly or indirectly, make any payments in respect of such Indebtedness, except to the extent permitted by the terms of the New Term Loan Agreement;

(viii)        Borrowers and Guarantors shall not, directly or indirectly,

amend, modify, alter or change the terms of such Indebtedness or any of the New Term Loan Documents in any manner prohibited by the New Term Loan Intercreditor Agreement; and

(ix)           Borrowers and Guarantors shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by Borrowers or on their behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be; and

(j)            the guarantee by Guarantors of the Indebtedness under the Term Loan Documents to the extent permitted by Section 9.9(i) hereof.

9.10         Prepayments and Amendments; Loans, Investments, Etc.

(a)           No Borrower or Guarantor shall, nor permit any of its respective Subsidiaries to, directly or indirectly, prepay, redeem, defease, purchase or otherwise acquire: (i) the Obligations except in accordance with this Agreement; and (ii) any Indebtedness which has been subordinated to the Obligations except in accordance with the terms of such subordination.

(b)           No Borrower or Guarantor shall, nor shall any Borrower or Guarantor permit any of its respective Subsidiaries to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(i)            the endorsement of instruments for collection or deposit in the ordinary course of business;

(ii)           investments in cash or Cash Equivalents, provided, that, (i) no Revolving Loans are then outstanding and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(iii)          the equity investments of such Borrower or Guarantor in its Subsidiaries existing as of the date hereof or otherwise permitted to be made hereunder, provided, that, such Borrower or Guarantor shall not have any further obligations or liabilities to make any capital contributions or other additional investments in or for the benefit of any of such Subsidiaries;

(iv)          loans and advances by such Borrower or Guarantor to employees of such Borrower or Guarantor not to exceed the principal amount of $2,000,000 in the aggregate for all Borrowers and Guarantors at any time outstanding for:  (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower or Guarantor and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(v)           stock or obligations issued to such Borrower or Guarantor

by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Borrower or Guarantor as Agent may request;

(vi)          obligations of account debtors to such Borrower or Guarantor arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed;

(vii)         the loans and advances set forth on Schedule 9.10 hereto; provided, that, as to such loans and advances, (i) such Borrower or Guarantor shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and (ii) such Borrower or Guarantor shall furnish to Agent all notices or demands in connection with such loans and advances either received by such Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by such Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(viii)        investments made by such Borrower or Guarantor in connection with the purchase of assets or Capital Stock of a Person engaged in substantially the same or a related business as such Borrower or Guarantor so long as (A) no Event of Default has occurred and is continuing, (B) Borrowers have Excess Availability plus Qualified Cash of at least the Specified Excess Availability Amount after giving effect to such investment, (C) such Person shall have executed and delivered a Guarantee to Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, and (D) the assets of such Person shall not be included in the calculation of the Borrowing Base;

(ix)           loans or advances from (A) one Borrower to another, (B) from a Guarantor to a Borrower or another Guarantor so long as such Guarantors are parties to the Intercompany Subordination Agreement, or (C) from any Borrower to any Guarantor so long as (1) such loans or advances are made on a non-cash basis as balance sheet entries and (2) such Guarantor is a party to the Intercompany Subordination Agreement; and

(x)            NY&Co may repurchase shares of Capital Stock from its shareholders; provided, that  (A) for each of the thirty (30) days immediately prior to the date of such repurchase, Excess Availability plus Qualified Cash shall have been not less than the Specified Excess Availability Amount, and as of the date of any such repurchase and after giving effect thereto, Excess Availability plus Qualified Cash shall not be less than the Specified Excess Availability Amount, (B) any such repurchase by NY&CO shall not contravene its Certificate of Incorporation and By-Laws and shall comply with all applicable provisions of State and Federal law and (C) as of the date of any such repurchase and after giving effect thereto, no Event of Default shall exist or shall have occurred and be continuing.

9.11         Dividends and Redemptions.

No Borrower or Guarantor shall, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

(a)           any Borrower or Guarantor may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

(b)           any Borrower may pay dividends to any other Borrower and any Guarantor may pay dividends to any Borrower;

(c)           Borrowers and Guarantors may pay (directly or indirectly) dividends to NY&Co to the extent required to permit NY&Co to repurchase Capital Stock consisting of common or preferred stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan; provided, that, as to any such repurchase, each of the following conditions is satisfied: (A) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (B) such repurchase shall be paid with funds legally available therefor, and (C) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Lerner is a party or by which Lerner or its properties are bound, and (D) Borrowers have Excess Availability plus Qualified Cash of at least the Specified Excess Availability Amount after giving effect to such payments;

(d)           Borrowers and Guarantors may pay dividends (directly or indirectly) to NY&Co for annual management fees and cost reimbursement payable to Bear Stearns Merchant Manager II, LLC, pursuant to the terms of the Advisory Services Agreement dated as of November 27, 2002, as in effect on the date hereof, so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) such fees do not exceed an aggregate annual amount of up to the greater of $750,000 or two and one-half percent (2.5%) of the EBITDA for the fiscal year to which such fees relate;

(e)           Borrowers and Guarantors may pay dividends (directly or indirectly) to NY&Co for investments made by NY&Co in connection with the purchase of assets or Capital Stock of a Person engaged in a business activity similar to or related to the business of Borrowers and Guarantors, so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) Borrowers have Excess Availability plus Qualified Cash of at least the Specified Excess Availability Amount after giving effect to such payment of dividend and (iii) Borrowers’ trailing Average Compliance Excess Availability plus Qualified Cash for the fiscal quarter preceding the date of any such investment is greater than Specified Excess Availability Amount;

(f)            Borrowers and Guarantors may pay dividends (directly or indirectly) to NY&Co, or any other corporation that is the parent of any affiliated, consolidated, combined or unitary group of corporations of which Borrowers and Guarantors are members, in an amount equal to the sum of (i) the federal, state and local income tax liability of such group that is attributable to Borrowers and Guarantors and their respective Subsidiaries and (ii) amounts owed by NY&Co to the independent trade creditors, service providers, employees and independent directors of NY&Co (other than Bear Stearns Merchant Manager II, LLC), for the services or goods (of the types set forth on Schedule 9.11(f)) hereto supplied by such independent trade creditors, service providers, employees and independent directors which have conferred a direct benefit to Borrowers, Guarantors and/or their respective Subsidiaries, plus an arms-length cost plus fees (not to exceed one and three-quarters of one percent (1.75%) of the amounts payable thereof) to NY&Co for its services rendered in arranging and processing payments for those goods and services; and

(g)           Borrowers and Guarantors may pay dividends (directly or indirectly) to NY&Co so long as (i) no Default or Event of Default then exists or would occur after giving effect to such dividend, (ii) Excess Availability plus Qualified Cash during the one hundred twenty (120) consecutive day period immediately preceding such dividend equals or exceeds the Specified Excess Availability Amount; and (iii) the Existing Term Loan and all Obligations related thereto have been paid in full.

9.12         Transactions with Affiliates.  No Borrower or Guarantor shall, directly or indirectly:

(a)           except as provided in subsection (b) below, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of a Borrower or Guarantor (other than another Borrower or Guarantor), except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person; or

(b)           make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of any Borrower or Guarantor, except

(i)            reasonable current or deferred compensation to officers, employees and directors for services rendered to Borrowers and Guarantors in the ordinary course of business, and

(ii)           as permitted under Section 9.11 hereof.

9.13         Compliance with ERISA.  Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor shall, and shall with respect to any Pension Plan cause each of its ERISA Affiliates, to:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any non-exempt prohibited transaction which would be reasonably likely to subject any Borrower or Guarantor or any ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Pension Plan under Section 302 of ERISA, Section 412 of the Code or the terms of such Pension Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any Pension Plan; or (g) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Pension Plan that is a single employer plan, which termination could result in any material liability to any Borrower or Guarantor.

9.14         End of Fiscal Years; Fiscal Quarters.  NY&Co shall, for financial reporting purposes, cause its and its Subsidiaries’ (a) fiscal years to end on the Fiscal Year-End of each year, (b) fiscal quarters to end on First Quarter-End, Second Quarter-End, Third Quarter-End, and Fourth Quarter-End of each year and (c) fiscal months to end on the fiscal month-end set forth on Exhibit F hereto.

9.15         Change in Business.  No Borrower or Guarantor shall, nor shall it permit its Subsidiaries to, engage in any business other than the business of Borrowers and Guarantors on the date hereof and any business reasonably related, ancillary or complimentary to the business in which Lerner was engaged as of the date hereof.

9.16         Limitation of Restrictions Affecting Subsidiaries.  No Borrower or Guarantor shall, directly or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of any Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any of its Subsidiaries; (b) make loans or advances to such Borrower or Guarantor or any of its Subsidiaries, (c) transfer any of its properties or assets to such Borrower or Guarantor or any of its Subsidiaries; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any of its Subsidiaries, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any of its Subsidiaries, (v) any agreement relating to Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or Guarantor and outstanding on such acquisition date that is permitted under the terms of this Agreement, (vi) the extension or continuation of contractual obligations in existence on the date hereof, or (vii) any agreement relating to a refinancing of Indebtedness permitted under the terms of this Agreement; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17         Minimum Excess Availability.  Borrowers shall maintain Excess

Availability of at least $7,500,000, subject to adjustment pursuant to Section 2.3(g) hereof.

9.18         Financial Covenants.

(a)           Until such time as the Existing Term Loan and all Obligations related thereto are indefeasibly paid and satisfied in full in immediately available funds in accordance with the terms of this Agreement:

(i)            Subject to Section 9.18(a)(ii) hereof, if the sum of Excess Availability plus Qualified Cash is greater than $30,000,000,

(A)          Borrowers shall be required to maintain a Leverage Ratio of not greater than 2.75:1.00 when measured as of each Fiscal Quarter End; and

(B)           Borrowers shall be required to maintain a Fixed Charge Coverage Ratio of not less than 1.0:1.0 calculated on a trailing twelve (12) month basis when measured as of as of each Fiscal Quarter End.

(ii)           If the sum of Excess Availability plus Qualified Cash is equal to or less than $30,000,000,

(A)          Borrowers shall be required to maintain a Leverage Ratio of not greater than 2.75:1.00 when measured as of the end of each fiscal month; and

(B)           Borrowers shall be required to maintain a Fixed Charge Coverage Ratio of not less than 1.0:1.0 calculated on a trailing twelve (12) month basis when measured as of the end of each fiscal month.

(b)           Upon the indefeasible payment and satisfaction in full of the Existing Term Loan and all Obligations related thereto in immediately available funds in accordance with the terms of this Agreement, if as of the end of any fiscal month of the Borrowers the average amount of Borrowers’ Excess Availability is less than $10,000,000, Borrowers shall be required to maintain a Fixed Charge Coverage Ratio of not less than 1.0:1.0 calculated on a trailing twelve (12) month basis when measured as of the end of each fiscal month.

9.19         License Agreements.

(a)           Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower and Guarantor shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to any of the foregoing; except, subject to Section 9.19(b)(i) below, a Borrower or Guarantor may cancel, surrender or release any material License

Agreement in the ordinary course of the business of such Borrower or Guarantor; provided, that, such Borrower or Guarantor shall give Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Agent prompt written notice of any material License Agreement entered into by such Borrower or Guarantor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request (subject to any obligation of confidentiality contained therein), (v) give Agent prompt written notice of any notice of default sent to another party to a material License Agreement by such Borrower or Guarantor of any material breach of any obligation, or any default, by such party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and every other notice and other communication received or delivered by such Borrower or Guarantor in connection with any material License Agreement which relates to the right of such Borrower or Guarantor to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or Guarantor or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

(b)           Each Borrower or Guarantor will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that such Borrower or Guarantor does not intend to renew or extend the term of any such material License Agreement, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of any Borrower or Guarantor to extend or renew any material License Agreement to which it is a party for reasons which are commercially unreasonable, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or Guarantor, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder, except for amount due to another Borrower or Guarantor. Any sums so paid by Agent shall constitute part of the Obligations.

9.20         After Acquired Real Property.  If any Borrower or Guarantor hereafter acquires any Real Property, fixtures or any other property, then if such Real Property, fixtures or other property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $3,000,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower or Guarantor, promptly upon Agent’s request, such Borrower or Guarantor shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance satisfactory to Agent and as to any provisions relating to specific state laws satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower or Guarantor would otherwise be permitted to incur hereunder or under its Guaranty, as applicable, or as otherwise consented to in writing by Agent ) and such other agreements, documents and instruments as Agent may reasonable require in connection therewith. Notwithstanding any provisions to the contrary herein, no Borrower or Guarantor shall be required to deliver to Agent a mortgage, deed of trust or deed to secure debt if the Real Property to be secured thereby is a leasehold interest, and the granting of such security interest is prohibited under the lease and the landlord has withheld its consent to such security interest. Except as provided in Section 9.8 hereof or if Agent’s prior written consent shall have been obtained, no Borrower shall grant to any Person other than Agent a lien on or security interest in the Real Property located on 466-472 53rd Street, Brooklyn, New York.

9.21         Costs and Expenses.  Borrowers shall pay to Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including:  (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, appraisal fees and search fees, costs and expenses of remitting Loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all reasonable out-of-pocket expenses and costs incurred by Agent during the course of periodic field examinations of the Collateral and Borrowers’ operations, plus a per diem charge at the then standard rate for Agent’s field examiners in the field and office (which rate as of the date hereof is of $800 per person per day); provided, however, that so long as no Event of Default has occurred and is continuing, and no Additional Appraisal/Field Exam Period exists, Borrowers shall not be obligated to reimburse the Agent for more than one (1) field examination of the Collateral in any twelve (12) consecutive month period; and (g) the fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

9.22         Credit Card Agreements.  Each Borrower and Guarantor shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; (b) not do, permit, suffer or refrain from doing anything, as a result of which there could be a default under or breach of any of the terms of any of the Credit Card Agreements and at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, any Borrower or Guarantor may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Borrower or Guarantor; provided, that, such Borrower or Guarantor shall give Agent not less than ten (10) Business Days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (c) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Borrower or Guarantor to enter into such agreement (together with such other information with respect thereto as Agent may request) and such Borrower or Guarantor delivers, or causes to be delivered to Agent, a Credit Card Acknowledgment in favor of Agent; (d) give Agent immediate written notice of any Credit Card Agreement entered into by such Borrower or Guarantor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may reasonably request; (e) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may require from time to time concerning the observance, performance and compliance by such Borrower or Guarantor or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements; and (f) not modify any instructions given by Agent to any Credit Card Issuer or Credit Card Processor provided for in any Credit Card Acknowledgement or otherwise direct the remittance of payments under any Credit Card Agreement to any account other than the Blocked Account.

9.23         Further Assurances.  At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Upon any Borrower’s request for a Loan or a Letter of Credit Accommodation in accordance with the provisions of Section 6.5 hereof, Agent may request a certificate from an officer of each Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

9.24         Private Label Credit Cards.  In the event an Event of Default has occurred and is continuing and upon Agent’s written notice to Borrowers, Borrowers and Guarantors will cease to receive any In Store Payments. Upon an acceleration of the Obligations following an Event of Default, Borrowers and Guarantors will cease to accept any customer payments made through any Borrower’s or Guarantor’s private label credit cards.

9.25         Termination of Transition Services Agreement.  Borrowers shall give Agent written notice of the termination of the Transition Services Agreement thirty (30) days prior to the date of such termination.

9.26         Cash Collateral Account. Borrowers shall:

(a)           continue to maintain the Cash Collateral Account at their sole expense;

(b)           ensure that at all times the Cash Collateral Account Control Agreement is in effect with respect to the Cash Collateral Account;

(c)           not, without the prior written consent of Agent, close or transfer the Cash Collateral Account or take any other action with respect to the Cash Collateral Account that is not expressly authorized by this Agreement;

(d)           provide to Agent, as and when received by Borrowers, copies of all statements received by Borrowers with respect to the Cash Collateral Account to the extent that the financial institution or other person with whom such account is maintained has not provided such statements directly to Agent;

(e)           in the event the available balance of the Cash Collateral Account is at any time less than an amount sufficient to support the advances then outstanding pursuant to clause (a)(i)(D) of the definition of Borrowing Base, immediately report such event to Agent and immediately, but in any event within two (2) Business Days after receipt of written notice from Agent of such event, deposit readily available funds into the Cash Collateral Account sufficient to cause such balance to support the full amount of all advances then outstanding pursuant to clause (a)(i)(D) of the definition of Borrowing Base; and

(f)            not make any withdrawals or transfers from the Cash Collateral Account without the prior written consent of Agent, which consent shall not be unreasonably withheld to the extent that both before and after giving effect to such withdrawal or transfer, (i) no Default or Event of Default then exists and (ii) the then outstanding balance of the Revolving Loans made against the available balance of the Cash Collateral Account is greater than or equal to one hundred percent (100%) of the available balance of the Cash Collateral Account.

9.27         Foreign Assets Control Regulations, Etc.  None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of Letter of Credit Accommodation or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). None of Borrowers or any of their Subsidiaries or other Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

10.                                 EVENTS OF DEFAULT AND REMEDIES

10.1         Events of Default.  The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)           any Borrower fails to make any principal payment after the same becomes due and payable, or any Borrower fails to pay any of the other Obligations (other than with respect to principal payments) within two (2) Business Days after the same becomes due and payable or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.1(a), 9.2, 9.3, 9.4, 9.5, 9.7, 9.11, 9.13, 9.15, 9.16, 9.17, 9.18, 9.21, 9.25, 9.26 and 9.27 of this Agreement and such failure shall continue for fifteen (15) Business Days; provided, that, such fifteen (15) Business Day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) Business Day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower or any Guarantor of any such covenant or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above and such failure shall continue for thirty (30) Business Days; provided, that, such thirty (30) Business Day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) Business Day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or such Guarantor of any such covenant;

(b)           any representation, warranty or statement of fact made by any Borrower or Guarantor in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)           any Guarantor revokes or terminates, or fails to perform any of the terms, covenants, conditions or provisions of any Guarantee in favor of Agent or any Lender;

(d)           any (i) judgment for the payment of money is rendered against any Borrower or any Obligor in excess of $4,000,000 in any one case or in excess of $8,000,000 in the aggregate for Borrowers and Obligors (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or any Obligor or any of the Collateral having a value in excess of $4,000,000 or (ii) unless consented to by Agent, any settlement of a legal action or litigated claim or controversy is made by any Borrower or any Obligor in an amount in excess of $8,000,000 (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such settlement) if (A) any portion of the Existing Term Loan is outstanding and (B) after giving pro forma effect to such payment as of the last day of the latest fiscal month ended prior to the date of such payment, the Borrowers would have satisfied the covenants set forth in Section 9.18(a) hereof for such prior fiscal month;

(e)           except as permitted by Section 9.7 hereof, any Borrower or Guarantor dissolves or any Borrower suspends or discontinues doing business;

(f)            any Borrower or any Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g)           a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower, any Obligor or all or any part of any such Person’s properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or any Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)           a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or any Obligor or for all or any part of its property;

(i)            any default in respect of any Indebtedness of any Borrower or Obligor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $25,000,000, which default continues beyond any cure period applicable thereto, if any, with respect to such Indebtedness, or any default by any Borrower or Obligor under any Material Contract (other than a Credit Card Agreement), which default continues beyond any cure period applicable thereto, if any, and/or is not waived in writing by the other parties thereto;

(j)            any Credit Card Issuer or Credit Card Processor: (i) shall send notice to any Borrower or Guarantor that it is ceasing to make or suspending payments to such Borrower or Guarantor of amounts due or to become due to such Borrower or Guarantor or shall cease or suspend such payments, (ii) shall send notice to any Borrower or Guarantor that it is terminating its arrangements with such Borrower or Guarantor or such arrangements shall terminate as a result of any event of default under such arrangements, except where (A) the loss of services by a Credit Card Issuer or Credit Card Processor would not result in non-payment of amounts due to any Borrower or Guarantor or could not reasonably be expected to cause a Material Adverse Effect or (B) such Borrower or Guarantor shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within forty-five (45) days after the date of any such notice, (iii) withholds payment of amounts otherwise payable to any Borrower or Guarantor to fund a reserve account or otherwise hold as collateral, or shall require any Borrower or Guarantor to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower or Guarantor shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such

Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed an aggregate for Borrowers and Guarantors of $5,000,000 at any one time or (iv) debits or deducts any amounts from any deposit account of any Borrower or Guarantor;

(k)           any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(l)            an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower or Guarantor in an amount which could reasonably be expected to have a Material Adverse Effect;

(m)          any Change of Control;

(n)           the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Borrower or any Obligor of which such Borrower, such Obligor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $2,500,000 or (ii) any other property of any Borrower or Guarantor which is necessary or material to the conduct of its business, and which indictment or proceeding, in the Agent’s reasonable judgment, has had, or could reasonably be expected to have, a Material Adverse Effect; or

(o)           any event occurs that gives rise to an actual termination of the logistics and other Inventory handling services being provided pursuant to the Transition Services Agreement as of the date hereof and such services have not been adequately replaced by another service provider or assumed by a Borrower or an Obligor.

10.2         Remedies.

(a)           At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or any Obligor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

(b)           Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, shall (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) make Reserves for all sales, excise or similar taxes that are past due, (iii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iv) require Borrowers or any Obligor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (v) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (vi) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vii) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or any Obligor, which right or equity of redemption is hereby expressly waived and released by each Borrower and Obligors and/or (viii) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrowers waive the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent’s reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred five percent (105%) of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

(c)           At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall, enforce the rights of any Borrower or any Obligor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall, at such time or times (i) notify any or all account debtors (including Credit Card Issuers and Credit Card Processors), secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors (including Credit Card Issuers and Credit Card Processors), secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto, and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Obligors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(d)           If Agent determines at any time that any amount received by Agent must be returned to any Borrower or any Obligor or paid to any other person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, that Agent is required to pay to any Borrower or any Obligor or such other person (without setoff, counterclaim or deduction of any kind).

(e)           Anything in this Agreement, any Financing Agreement or any other agreements or document related hereto to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action (other than actions against Agent for violating its obligations under this Agreement) to protect or enforce its rights arising out of this Agreement or one or more Financing Agreements without first obtaining the prior written consent of Agent, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement or one or more Financing Agreements shall be taken in concert and at the direction or with the consent of Agent. Each Lender agrees and acknowledges that Agent may exercise all rights and remedies provided to Agent under, and in accordance with, the terms of the Financing Agreements and applicable law (including, without limitation, with respect to the liens granted to Agent).

(f)            To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as Borrowers and Guarantors, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(g)           For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Agent, to the extent assignable and to the extent that the same would not conflict with or, under applicable law and the terms of such agreement, result in the invalidity or breach of any agreements (other than any agreement between any Borrower or Guarantor and any other Borrower or Guarantor) or otherwise result in the revocation, infringement, unenforceability, misappropriation or dilution of any rights in any Intellectual Property forming the subject thereof, an irrevocable, non-exclusive license (exercisable upon the occurrence of and during the continuation of an Event of Default) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by such Borrower, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(h)           Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(i)            Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default, at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrowers, and (ii) Agent may, at its option, establish such Reserves as Agent determines without limitation or restriction, notwithstanding anything to the contrary provided herein.

11.                                 JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW.

11.1         Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)           The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)           Borrowers, Guarantors, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c)           Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon such Borrower or Guarantor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d)           BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)           Agent and Lenders shall not have any liability to any Borrower or any Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of Agent and/or such Lenders. In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Borrower and Guarantor: (i) certifies that neither Agent, any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2         Waiver of Notices.  Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle any Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3         Amendments and Waivers.

(a)           Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by Borrowers; except, that:

(i)            without the prior written consent of Agent and each Lender, no such amendment, waiver, discharge or termination shall:

(A)          amend, modify or waive any of the provisions of the introductory paragraph of this Section 11.3(a) or any of the provisions of this Section 11.3(a)(i);

(B)           reduce any percentage specified in the definition of Required Lenders or amend, modify or waive any provision of the definition of Pro Rata Share;

(C)           release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof);

(D)          consent to the assignment or transfer by any Borrower or any Guarantor of any of their rights and obligations under this Agreement;

(E)           increase (1) the advance rates set forth in the definition of Borrowing Base, (2) the Revolving Loan Limit, (3) the Maximum Credit or (4) the amount of Revolving Loans, the Existing Term Loan or Letter of Credit Accommodations available to Borrowers at any time;

(F)           amend, modify or waive any of the provisions of the definition of Borrowing Base or of any of the defined terms referred to in the definition of Borrowing Base if the effect thereof increases the amount of the Borrowing Base;

(G)           reduce the amount of Excess Availability required in Section 4.2(d) or Section 9.17 hereof;

(H)          amend, modify, or waive the provisions of Sections 9.17 or 9.18 hereof, or any definition of any term relating to the financial terms used in such Section, if such amendment, modification or waiver makes the covenants contained therein less restrictive; or

(I)            amend, modify or waive any provision of the definitions of Availability Compliance Period, Excess Availability, Specified Excess Availability Amount or Additional Appraisal/Field Exam Period;

(ii)           without the prior written consent of Agent and each Revolving Loan Lender directly affected thereby, no such amendment, waiver, discharge or termination shall:

(A)          amend, modify or waive any of the provisions of this Section 11.3(a)(ii);

(B)           reduce any percentage specified in the definition of Required Revolving Loan Lenders;

(C)           reduce the Revolving Loan Interest Rate or any fees or indemnities related to the Revolving Loans or Letter of Credit Accommodations, amend, modify or waive the provisions of Section 14.1(b) hereof or otherwise extend the time of payment of principal of the Revolving Loans, extend the time of payment of interest or any fees related to the Revolving Loans or reduce the principal amount of any Revolving Loans or Letter of Credit Accommodations; or

(D)          increase the total amount of Revolving Loan Commitments or the Revolving Loan Commitment of any Revolving Loan Lender over the amount thereof then in effect or provided hereunder;

(b)           Notwithstanding anything to the contrary contained in Section 11.3(a) above, Agent may, in its discretion and without the consent of the Lenders, amend or otherwise modify the Borrowing Base, the Reserves or any of their respective components which amendments or modifications have the effect of increasing the Borrowing Base, decreasing the Reserves or otherwise increasing the amounts available for borrowing hereunder to the extent that such amendment or modification is made to restore the Borrowing Base, Reserves or other components thereof if the reason for such reduction or increase no longer exists, as determined by Agent.

(c)           Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(d)           Notwithstanding anything to the contrary contained in Section 11.3(a)

above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required is obtained, if any, then Wachovia shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Wachovia of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wachovia or such Eligible Transferee as Wachovia may specify, the Total Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Wachovia shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on the date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Wachovia, or such Eligible Transferee specified by Wachovia, shall pay to the Non-Consenting Lender the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase, minus (iii) if such Non-Consenting Lender is a Revolving Loan Lender, the amount of any closing fee received by such Non-Consenting Lender in connection with the Existing Loan Agreement and any closing, consent or amendment fee received by such Non-Consenting Lender in connection with this Agreement, multiplied by the fraction, the numerator of which is the number of months remaining, in the then current term of the Revolving Loan Facility and the denominator of which is the total number of months in the then current term of the Revolving Loan Facility. Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Total Commitment of the Non-Consenting Lender shall terminate on such date.

(e)           The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves, Eligible Credit Card Receivables, Eligible Damaged Goods Vendors Receivables, Eligible Sell-Off Vendors Receivables or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3.

11.4         Waiver of Counterclaims.  Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5         Indemnification.  Each Borrower and Guarantor shall indemnify and hold Agent and each Lender, and its respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that no Borrower or Guarantor shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of any Borrower or Guarantor as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which they are permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.                                 THE AGENT

12.1         Appointment, Powers and Immunities.  Each Lender irrevocably designates, appoints and authorizes Wachovia to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2         Reliance by Agent.  Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3         Events of Default.

(a)           Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, or a Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition” (each a “Notice of Default or Failure of Condition”). In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7 hereof) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, subject to the limitations set forth in Section 12.8 hereof, Agent may, but shall have no obligation to, make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent reasonably and in good faith believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interest of Lenders.

(b)           Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or any Guarantor or any of the Collateral or other property of any Borrower or Guarantor.

12.4         Wachovia in its Individual Capacity.  With respect to its Total Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder. Wachovia (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with any Borrower or Guarantor (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Borrower or any Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5         Indemnification.  Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers or Guarantors hereunder and without limiting any obligations of Borrowers or Guarantors hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6         Non Reliance on Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by Borrowers or Guarantors of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Guarantor which is required to be provided to Lenders or which is deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or Guarantor; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agent.

12.7         Failure to Act.  Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8         Additional Revolving Loans.  Agent shall not make any Revolving Loans or provide any Letter of Credit Accommodations to Borrowers on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Revolving Loans and Letter of Credit Accommodations to Borrowers to exceed the Borrowing Base, without the prior consent of all Lenders, provided, that notwithstanding any provision to the contrary, Agent may make any such additional Revolving Loan or Letter of Credit Accommodation so long as:  (a) the total principal amount of such additional Revolving Loans or such additional Letter of Credit Accommodations together with the principal amount of Special Agent Advances made pursuant to Section 12.11 hereof, shall not exceed the least of (i) $7,500,000, (ii)the sum of (x) the amount which, when added to all other Revolving Loans, Letter of Credit Accommodations and Special Agent Advances, would not cause the principal amount of all outstanding Revolving Loans, Letter of Credit Accommodations and Special Agent Advances to exceed the Borrowing Base and (y) if applicable, an amount equal to any reduction, made with the consent of all Lenders, of the Excess Availability required by Section 9.17 hereof, and (iii) the amount which would not cause the total principal amount of all Revolving Loans, Letter of Credit Accommodations and Special Agent Advances to exceed the Revolving Loan Limit, and (b) no such additional Revolving Loans or Letter of Credit Accommodations shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letter of Credit Accommodations.

12.9         Concerning the Collateral and the Related Financing Agreements.  Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10       Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a)           is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and a monthly or weekly Borrowing Base Certificate, as the case may be, pursuant to Section 7.1(a)(i)(c) hereof, prepared by Agent (each field audit or examination report and monthly or weekly report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”);

(b)           expressly agrees and acknowledges that Agent (A) does not make any representation or warranty as to the accuracy of any Report, or (B) shall not be liable for any information contained in any Report;

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding any Borrower and any Guarantor and will rely significantly upon such Borrower’s and Guarantor’s books and records, as well as on representations of such Borrower’s and Guarantor’s personnel; and

(d)           agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 14.5 hereof, and not to distribute or use any Report in any other manner.

12.11       Collateral Matters.

(a)           Subject to the limitations in Section 12.8 hereof, Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Revolving Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers of the Loans and other Obligations, or (iii) to pay any other amount chargeable to Borrowers or Obligors pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to any issuer of Letter of Credit Accommodations; provided, that notwithstanding any provision to the contrary, Agent may make any such Special Agent Advances so long as:  (a) the total principal amount of such Special Agent Advances together with the principal amount of the additional Revolving Loans and additional Letter of Credit Accommodations made pursuant to Section 12.11 hereof, shall not exceed the least of (i) $7,500,000, (ii) the sum of (x) the amount which, when added to all other Special Agent Advances, Revolving Loans and Letter of Credit Accommodations, would not cause the principal amount of all outstanding Special Agent Advances, Revolving Loans and Letter of Credit Accommodations to exceed the Borrowing Base and (y) if applicable, an amount equal to any reduction, made with the consent of all Lenders, of the Excess Availability required by Section 9.17 hereof, and (iii) the amount which would not cause the total principal amount of all Revolving Loans, Letter of Credit Accommodations and Special Agent Advances to exceed the Revolving Loan Limit. Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Revolving Loans but shall otherwise constitute Obligations hereunder. Agent shall notify Lenders and Borrowers in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Without limitation of its obligations pursuant to Section 6.10 hereof, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, then such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Revolving Loan Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

(b)           Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of all of the Total Commitments of all Lenders and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 14.1 below, or (ii) constituting property being sold or disposed of if the applicable Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which no Borrower or Guarantor owned an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $1,000,000 or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) if approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c)           Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or any Guarantor in respect of) the Collateral retained by such Borrower or such Guarantor.

(d)           Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

12.12       Agency for Perfection.  Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent, the other Lenders and the Bank Product Providers as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13       Successor Agent.  Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Borrowers. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrowers, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

13.                                 JOINT AND SEVERAL LIABILITY; SURETYSHIP WAIVERS.

13.1         Independent Obligations; Subrogation.  The Obligations of each Borrower and of each Guarantor hereunder are joint and several. To the maximum extent permitted by law, each Borrower and Guarantor hereby waives any claim, right or remedy which such Borrower or Guarantor now has or hereafter acquires against any other Borrower or Guarantor that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Agent or any Lender against any Borrower or Guarantor or any Collateral which Agent or any Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations are fully paid and finally discharged. In addition, each Borrower and Guarantor hereby waives any right to proceed against the other Borrowers and Guarantors, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower or Guarantor may now have or hereafter have as against the other Borrowers and Guarantors with respect to the Obligations until the Obligations are fully paid and finally discharged. Each Borrower and Guarantor also hereby waives any rights of recourse to or with respect to any asset of the other Borrowers and Guarantors until the Obligations are fully paid and finally discharged.

13.2         Authority to Modify Obligations and Security.  Each Borrower and Guarantor acknowledges that any action taken by Agent and/or Lenders in accordance with the terms of this Agreement and applicable law to: (a) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of, any document or agreement evidencing or relating to any Obligations as such Obligations relate to the other Borrowers and Guarantors, including, without limitation, to increase or decrease the rate of interest thereon; (b) accept, substitute, waive, defease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing the Obligations of each other Borrower or Guarantor; (c) apply any and all such Collateral and direct the order or manner of sale thereof as Agent and Lenders, in their sole discretion, may determine; (d) deal with the other Borrowers and Guarantors as Agent or any Lender may elect; (e) in Agent’s and Lenders’ sole discretion, settle, release on terms satisfactory to them, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any Obligations of any other Borrower or Guarantor and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof; (f) apply any and all payments or recoveries from the other Borrowers and Guarantors as Agent or Lenders, in their sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and (g) apply any sums realized from Collateral furnished by the other Borrowers and Guarantors upon any of its indebtedness or obligations to Agent or Lenders as they in their sole discretion, may determine, whether or not such indebtedness relates to the Obligations; shall not in any way diminish, release or discharge the liability of any Borrower or Guarantor hereunder (except to the extent that the Obligations are in fact repaid as a result of such action).

13.3         Waiver of Defenses.  Upon an Event of Default by any Borrower or Guarantor in respect of any Obligations, Agent and Lenders may, at their option and without notice to any Borrower or Guarantor, proceed directly against any Borrower or Guarantor to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower and Guarantor waives any right to require Agent or any Lender to: (a) proceed against the other Borrowers and Guarantors or any other person whomsoever; (b) proceed against or exhaust any Collateral given to or held by Agent or any Lender in connection with the Obligations; (c) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein; or (d) pursue any other remedy in Agent’s or any Lender’s power whatsoever. A separate action or actions may be brought and prosecuted against any Borrower or Guarantor whether or not action is brought against the other Borrowers and Guarantors and whether the other Borrowers and Guarantors be joined in any such action or actions; and each Borrower and Guarantor waives the benefit of any statute of limitations affecting the liability hereunder or the enforcement hereof, and agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.

13.4         Exercise of Agent’s and Lenders’ Rights.  Each Borrower and Guarantor

hereby authorizes and empowers Agent and Lenders in their sole discretion, without any notice or demand to such Borrower or Guarantor whatsoever and without affecting the liability of such Borrower or Guarantor hereunder, to exercise any right or remedy which Agent or any Lender may have available to them against the other Borrowers and Guarantors.

13.5         Additional Waivers.  Each Borrower and Guarantor waives any defense arising by reason of any disability or other defense of the other Borrowers and Guarantors or by reason of the cessation from any cause whatsoever of the liability of any other Borrowers or Guarantors or by reason of any act or omission of Agent or any Lender or others which directly or indirectly results in or aids the discharge or release of any other Borrowers or Guarantors or any Obligations or any Collateral by operation of law or otherwise. The Obligations shall be enforceable against each Borrower and Guarantor without regard to the validity, regularity or enforceability of any of the Obligations with respect to any other Borrowers or Guarantors or any of the documents related thereto or any collateral security documents securing any of the Obligations. No exercise by Agent or any Lender of, and no omission of Agent or any Lender to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of Agent or any Lender against any Borrower or Guarantor or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by Borrowers or Guarantors or give to Borrowers or Guarantors any right of recourse against Agent or any Lender. Each Borrower and Guarantor specifically agrees that the failure of Agent or any Lender: (a) to perfect any lien on or security interest in any property heretofore or hereafter given any Borrower or Guarantor to secure payment of the Obligations, or to record or file any document relating thereto or (b) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower or Guarantor shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Borrower or Guarantor hereunder.

13.6         Additional Indebtedness .  Additional Obligations may be created from time to time at the request of any Borrower or Guarantor and without further authorization from or notice to any other Borrower or Guarantor even though the borrowing Borrower’s or Guarantor’s financial condition may deteriorate since the date hereof. Each Borrower and Guarantor waives the right, if any, to require Agent or any Lender to disclose to such Borrower or Guarantor any information it may now have or hereafter acquire concerning any other Borrower’s or Guarantor’s character, credit, Collateral, financial condition or other matters. Each Borrower and Guarantor has established adequate means to obtain from each other Borrower and Guarantor, on a continuing basis, financial and other information pertaining to such Borrower’s or Guarantor’s business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrowers and Guarantors and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Neither Agent nor any Lender need inquire into the powers of any Borrower or Guarantor or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any Obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All Obligations of each Borrower and Guarantor to Agent and Lenders heretofore, now or hereafter created shall be deemed to have been granted at each Borrower’s and Guarantor’s special insistence and request and in consideration of and in reliance upon this Agreement.

13.7         Notices, Demands, Etc.  Except as expressly provided by this Agreement, neither Agent nor any Lender shall be under any obligation whatsoever to make or give to any Borrower or Guarantor, and each Borrower and Guarantor hereby waives diligence, all rights of setoff and counterclaim against Agent or any Lender, all demands, presentments, protests, notices of protests, notices of protests, notices of nonperformance, notices of dishonor, and all other notices of every kind or nature, including notice of the existence, creation or incurring of any new or additional Obligations.

13.8         Revival.  If any payments of money or transfers of property made to Agent or any Lender by any Borrower or Guarantor should for any reason subsequently be declared to be, or in Agent’s counsel’s good faith opinion be determined to be, fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called “voidable transfers”) under the Bankruptcy Code or any other federal or state law and Agent or any Lender is required to repay or restore, or in Agent’s counsel’s good faith opinion may be so liable to repay or restore, any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all reasonable costs and expenses (including reasonable attorneys’ fees) of Agent or any Lender related thereto, such Borrower’s and Guarantor’s liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to Agent or such Lender.

13.9         Understanding of Waivers .  Each Borrower and Guarantor warrants and agrees that the waivers set forth in this Section 13 are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

14.                                 TERM; MISCELLANEOUS.

14.1         Term.

(a)           This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on March 17, 2012 (the “Renewal Date”), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Notwithstanding the foregoing, the entire unpaid principal amount of the Existing Term Loan, together with all accrued and unpaid interest thereon and all other Obligations with respect thereto, shall be due and payable on the Existing Term Loan Maturity Date, unless this Agreement and the other Financing Agreements are sooner terminated pursuant to the terms hereof. Agent may, at its option (or shall at the direction of any Revolving Loan Lender in writing received by Agent at least sixty (60) days prior to the Renewal Date or the anniversary of any Renewal Date, as the case may be), terminate this Agreement and the other Financing Agreements, or Borrowers may terminate this Agreement and the other Financing Agreements, in each case, effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements still in effect on such date, if any, must be terminated simultaneously. In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Revolving Loan Lenders, terminate this Agreement at any time on or after the occurrence and during the continuance of an Event of Default, subject to any cure periods specified in Section 10.1 hereof. Upon the Renewal Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations (other than contingent indemnification obligations and other contingent Obligations which expressly survive the termination of this Agreement and the other Financing Agreements) and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and any Revolving Lender that is an issuing bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement. The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred five  (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the letters of credit giving rise to such Letter of Credit Accommodations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrowers for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, New York time.

(b)           No termination of the Revolving Loan Facility, this Agreement or the other Financing Agreements shall relieve or discharge any Borrower or any Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid and Lenders have no further obligations hereunder (following which all securing interests, liens and the like shall be released). Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to any Borrower or Guarantor, or to file them with any filing office, unless and until this Agreement and all Total Commitments of all Lenders shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

14.2         Interpretative Provisions.

(a)           All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this

Agreement.

(b)           All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)           All references to any Borrower, any Guarantor, any Obligor, Agent and any Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)           The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement and any of the other Financing Agreements shall refer to this Agreement and such Financing Agreement as a whole and not any particular provision hereof or thereof and as this Agreement or such Financing Agreements now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)           The word “including” when used in this Agreement shall mean “including, without limitation”.

(f)            An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 hereof or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(g)           All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by Borrowers at any time.

(h)           Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrowers and Guarantors most recently received by Agent prior to the date hereof.

(i)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j)            Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument in this Agreement shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k)           The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l)            This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m)          This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

14.3         Notices.  Except as otherwise provided herein, all notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:	Lerner New York, Inc.
450 West 33rd Street
New York, NY 10001
Attention: Chief Financial Officer
Telephone No.: (212) 884-2110
Telecopy No.: (212) 884-2103

with a copy to:	Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022
Attention: Binta Niambi Brown, Esq.
Telephone No.: (212) 446-4800
Telecopy No.: (212) 446-4900

If to Agent:	Wachovia Bank, National Association, as Agent
1133 Avenue of the Americas
New York, New York 10036
Attention:Portfolio Manager-Lerner New York, Inc.
Telephone No.: (212) 545-4280
Telecopy No.: (212) 545-4283

14.4         Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

14.5         Confidentiality.

(a)           Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower or Guarantor pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by any Borrower or Guarantor to Agent or such Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent or such Lender is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant) or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 14.5, or (iv) to counsel for Agent or any Lender or Participant (or prospective Lender or Participant).

(b)           In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender, Agent or such Lender will promptly notify Borrowers of such request so that Borrowers may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s expenses, cooperate with Borrowers in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrowers so designate, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

(c)           In no event shall this Section 14.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower or Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than a Borrower or Guarantor, (iii) to require Agent or any Lender to return any materials furnished by any Borrower or Guarantor to Agent or a Lender or prevent Agent or a Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent and Lenders under this Section 14.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

14.6         Successors.  This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Bank Product Providers, Borrowers, Guarantors and their respective successors and assigns, except that no Borrower or Guarantor may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 14.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

14.7         Assignments; Participations.

(a)           Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $10,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees or Approved Funds (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, such transfer or assignment will not be effective until:  (i) it is recorded by Agent on the Register; and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000. Anything contained in this Section 14.7 hereof to the contrary notwithstanding, the consent of Borrowers or Agent shall not be required, the minimum assignment amount shall not be applicable, an Assignment and Acceptance shall not be required to be delivered to, accepted by or recorded by Agent on the Register in order to be effective, valid, binding and enforceable and payments of the processing fee shall not be required if (x) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of a Lender or (y) such assignment is made by Existing Term Loan Lender with regard to all or any portion of its Existing Term Loan Commitment; provided, however, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned until such time as written notice of such assignment shall have been delivered by the assigning Lender or the assignee to Agent.

(b)           Agent, acting for this purpose only as agent of Borrowers, shall maintain a register of the names and addresses of Lenders, their Total Commitments and the principal amount of their Loans (the “Register”); provided, that, in the case of an assignment or delegation covered by Section 14.7(a) hereof, which is not reflected in the Register, the assigning Lender shall maintain a comparable register (the “Lender Register”) on behalf of Borrowers. Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register and Lender Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register or Lender Register as a Lender hereunder for all purposes of this Agreement. The Register and Lender Register shall be available for inspection by Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)           If required under Section 14.7 hereof, upon such execution, delivery, acceptance and recording, and otherwise from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d)           By execution and delivery to each other of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any Guarantor or any of their respective Subsidiaries or the performance or observance by any Borrower or any Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or any Guarantor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e)           Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Total Commitment and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Total Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by Borrowers or any Guarantor hereunder (including any amounts payable under Sections 3.3 or 6.4(d) hereof) shall be determined as if such Lender had not sold such participation.

(f)            Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank. Borrowers hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). Borrowers shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Financing Agreements, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Borrowers and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Borrowers under the Financing Agreements or change or affect in a manner adverse to the Borrowers the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Financing Agreement or in any writing delivered by or on behalf of any Borrower or Guarantor to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

(g)           Borrowers shall assist Agent or any Lender permitted to sell assignments or participations under this Section 14.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and their affairs provided, prepared or reviewed by Borrowers that are contained in any selling materials and all other information provided by it and included in such materials.

14.8         Entire Agreement.  This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

14.9         USA Patriot Act.  Each Lender subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. Borrowers and Guarantors are hereby advised that any Loans or Letter of Credit Accommodations hereunder are subject to satisfactory results of such verification.

14.10       Counterparts, Etc.  This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

15.                                 ACKNOWLEDGMENT AND RESTATEMENT

15.1         Existing Obligations.  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that, as of the close of business on August    , 2007, Borrowers are indebted to Agent and Lenders in respect of Loans under the Existing Loan Agreement in the aggregate principal amount of $28,500,000 and Letter of Credit Accommodations under the Existing Loan Agreement in the aggregate principal amount of $6,910,000, in each case together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrowers and Guarantors to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

15.2         Acknowledgment of Security Interests.  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, shall continue to have a security interest in and lien upon the Collateral heretofore granted to Agent pursuant to the Existing Financing Agreements to secure the Obligations, as well as any Collateral granted to Agent under this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Agent or any Lender. The liens and security interests of Agent in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests to Agent, whether under the Existing Financing Agreements, this Agreement or any of the other Financing Agreements.

15.3         Acknowledgment of Security Interests.  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers.

15.4         Existing Financing Agreements.  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that: (a) the Existing Financing Agreements have been duly executed and delivered by such Borrower and Guarantor and are in full force and effect as of the date hereof and (b) the agreements and obligations of such Borrower and Guarantor contained in the Existing Financing Agreements constitute the legal, valid and binding obligations of such Borrower and Guarantor enforceable against each of them in accordance with their respective terms and such Borrower and Guarantor has no valid defense to the enforcement of such obligations and (c) Agent, on behalf of Lenders and Bank Product Providers, is entitled to all of the rights and remedies provided for in favor of Agent, Lenders and Bank Product Providers in the Existing Financing Agreements, as amended and restated by this Agreement.

15.5         Restatement.  Except as otherwise stated in Section 15.2 hereof and this Section 15.5, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Financing Agreements are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements. The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of Borrowers or Guarantors evidenced by or arising under the Existing Financing Agreements, and the liens and security interests of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, in the Collateral (as such term is defined herein) securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers. The principal amount of the Loans and the amount of the Letters of Credit Accommodations outstanding as of the date hereof under the Existing Financing Agreements shall be allocated to the Loans and Letter of Credit Accommodations hereunder in such manner and in such amounts as Agent shall determine.

15.6         Release.  Each Borrower and Guarantor, for itself and its successors and assigns, does hereby remise, release, discharge and hold Agent, Lenders, Bank Product

Providers, and their respective officers, directors, agents and employees and their respective predecessors, successors and assigns harmless from all claims, demands, debts, sums of money, accounts, damages, judgments, financial obligations, actions, causes of action, suits at law or in equity, of any kind or nature whatsoever, whether or not now existing or known, which any Borrower, any Guarantor or their respective successors or assigns has had or may now or hereafter claim to have against Agent, any Lender, any Bank Product Provider or their respective officers, directors, agents and employees and their respective predecessors, successors and assigns in any way arising from or connected with the Existing Financing Agreements or the arrangements set forth therein or transactions thereunder up to and including the date hereof, except to the extent Borrowers shall notify Agent in writing of any specific exceptions to charges for interest, fees, costs and expenses set forth in the most recent monthly statement of Borrowers’ loan accounts sent by Agent to Borrowers prior to the date hereof pursuant to the Existing Financing Agreements within thirty (30) days after the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWERS

LERNER NEW YORK, INC.

By:	/s/Ronald W. Ristau

Title:	President, Chief Financial Officer and Secretary

LERNCO, INC.

By:	/s/Ronald W. Ristau

Title:	President

JASMINE COMPANY, INC.

By:	/s/Ronald W. Ristau

Title:	President

GUARANTORS

NEW YORK & COMPANY, INC.

By:	/s/Ronald W. Ristau

Title:	President, Chief Financial Officer and Secretary

NEVADA RECEIVABLE FACTORING, INC.

By:	/s/Ronald W. Ristau

Title:	Secretary

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Restated Loan and Security Agreement

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LERNER NEW YORK HOLDING, INC.

		By:	/s/Ronald W. Ristau

		Title:	President, Chief Financial Officer and Secretary

LERNER NEW YORK GC, LLC

		By:	/s/Ronald W. Ristau

		Title:	President

ASSOCIATED LERNER SHOPS OF AMERICA, INC.

		By:	/s/Ronald W. Ristau

		Title:	Secretary

AGENT

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:	/s/ Larry Forte

Title:	Managing Director

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Restated Loan and Security Agreement

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LENDERS

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Larry Forte

Title:	Managing Director

LASALLE RETAIL FINANCE, a division of LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest, National Association

By:	/s/ Steven Friedlander

Title:	Senior Vice President

Signature Page to Second Amended and
Restated Loan and Security Agreement